Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

between

APTUIT (west lafayette), LLC,

APTUIT, LLC,

AMRI AMERICIUM, LLC

and

ALBANY MOLECULAR RESEARCH, INC.

_________________________________________________

Dated as of January 8, 2015

_________________________________________________

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ii

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Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Transition Services Agreement

iv

ASSET PURCHASE AGREEMENT dated as of January 8, 2015 (this “Agreement”), between Aptuit (West Lafayette), LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (the “Company”), AMRI Americium, LLC, a Delaware limited liability company and wholly owned subsidiary of AMRI (“Purchaser”) and, for the limited purposes specifically set forth herein, Aptuit, LLC, a Delaware limited liability company (“Parent”) and Albany Molecular Research, Inc., a Delaware corporation (“AMRI”). Any capitalized term used herein but not defined in a provision in which such term is used shall have the meaning ascribed to such term in Section 12.06(b).

WHEREAS the Company is currently engaged in the business of providing biopharmaceutical clients with solid state chemistry services (the “Business”);

WHEREAS contemporaneously with entering into this Agreement, certain executives have each entered into a Consent and Assignment Agreement with the Purchaser;

WHEREAS the Company wishes to sell to Purchaser, and Purchaser wishes to purchase from the Company, the Transferred Assets, and Purchaser has agreed to assume from the Company the Assumed Liabilities, in each case upon the terms and subject to the conditions of this Agreement (collectively, the “Acquisition”); and

WHEREAS contemporaneously with entering into this Agreement, Parent has entered into a Purchase Agreement, dated as of the date hereof, by and among Parent and Stock Purchaser (the “Stock Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and undertakings contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale of Transferred Assets

SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company, all the right, title and interest of the Company in, to and under the Transferred Assets as of the Closing for (a) an aggregate purchase price of $36,000,000 (the “Purchase Price”), payable and subject to adjustment as set forth in Article II and (b) the assumption of the Assumed Liabilities.

SECTION 1.02. Transferred Assets and Excluded Assets. (a) The term “Transferred Assets” means all the right, title and interest of the Company in, to and under the following assets as they exist at the time of the Closing, in each case, other than (A) the Excluded Assets and (B) as otherwise provided in this Section 1.02(a):

(i) all fee interests in the Owned Property, together with the right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto (the “Transferred Real Property”);

(ii) all tangible personal property and interests therein, including all machinery, equipment, molds, tools, spare parts, furniture, accessories, office materials, packaging and shipping materials, office equipment, personal computers, telephone units, facsimile machines, file cabinets, artwork and drawings and other tangible personal property owned by the Company;

(iii) (A) the Patents, Trademarks and all other Intellectual Property that are owned by the Company and (B) all Technology that is owned by the Company;

(iv) all Inventory that is owned by the Company;

(v) all Accounts Receivable, notes receivable and other amounts receivable from third parties, including customers and employees of the Company;

(vi) all credits, prepaid expenses (other than prepaid insurance premiums), deferred charges, advance payments (including any progress payments related to work that has not yet been completed under any Transferred Contract), security deposits and prepaid items of the Company;

(vii) all written Contracts to which the Company is a party, including each Contract set forth on Section 3.09(a) of the Company Disclosure Schedule to which the Company is party, or by which the Company is bound (the “Transferred Contracts”);

(viii) to the extent transferable, all Permits issued to the Company and, in each case, all pending applications therefor or renewals thereof (the “Transferred Permits”);

(ix) except for any such items (A) relating to Tax matters for Pre-Closing Tax Periods or (B) arising under insurance policies (except to the extent covered by clause (xi) below), all rights, claims, credits, guarantees, warranties, indemnities and similar rights, causes of action, rights of recovery, rights of set-off and rights of recoupment (“Other Rights”) in favor of the Company, to the extent relating to any Transferred Asset or any Assumed Liability;

(x) all Records of the Company, except to the extent arising out of or relating to the Excluded Assets or Retained Liabilities;

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(xi) all property and casualty insurance proceeds actually received from third-party insurance providers in connection with (i) damage or destruction of any asset that is included in the Transferred Assets on the date of this Agreement and (ii) any Assumed Liability after Closing or, to the extent such Liability is not assumed at Closing as a result of Section 1.03, after the effective time of the applicable assumption;

(xii) to the extent transferable and arising out of the ownership of the Transferred Assets, all goodwill; and

(xiii) all other assets and property of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by the Company, including, for the avoidance of doubt, all assets included in the calculation of Current Assets, subject to adjustment as provided in Section 2.02.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Transferred Assets shall not include any assets or rights other than the assets specifically listed or described in Section 1.02(a) and shall expressly exclude the following assets (collectively, the “Excluded Assets”), which shall not be sold transferred, assigned or delivered to Purchaser:

(i) all cash and other assets, Records and Contracts relating to any Parent Benefit Plan (except to the extent assumed by Purchaser pursuant to this Agreement);

(ii) all Records arising from or relating to Excluded Assets or Retained Liabilities; provided Purchaser shall be given copies of the Records as needed, upon request;

(iii) any Tax assets, refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Taxing Authority with respect to Pre-Closing Tax Periods;

(iv) any Records relating to Taxes paid or payable by the Company or any of its Affiliates and all Tax Records relating to the Business, in each case, that are in respect of Pre-Closing Tax Periods, other than real or personal property Tax Records and Tax Returns with respect to the Transferred Assets;

(v) all rights of the Company under this Agreement and any Other Transaction Document or ancillary agreement thereto;

(vi) all prepaid insurance premiums and all rights under insurance policies, other than the rights to property and casualty insurance proceeds to the extent set forth in Section 1.02(a)(xi);

(vii) Contracts or intercompany balances between Parent or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand;

(viii) all cash, cash equivalents, bank deposits and bank accounts; and

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(ix) all Other Rights of the Company to the extent relating to any Excluded Asset or any Retained Liability.

SECTION 1.03. Consents of Third Parties. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to distribute, contribute, sell, assign, transfer, novate, convey or deliver, directly or indirectly, any asset (including any Contract (which, for the avoidance of doubt, includes any lease, sublease or similar agreement), Permit or Intellectual Property), claim or right, or any benefit arising under or resulting from such asset, claim or right, if an attempted direct or indirect distribution, contribution, sale, assignment, transfer, novation, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would violate applicable Law, (iii) would be ineffective with respect to any party to a Contract concerning such asset, claim or right or (iv) would in any way adversely affect the rights of the Company or, upon transfer, Purchaser, under such asset, claim or right. If any direct or indirect distribution, contribution, sale, assignment, transfer, novation, conveyance or delivery by the Company or any direct or indirect assumption by, Purchaser, of any interest in, or Liability under, any asset, claim or right requires the Consent of a third party, then such distribution, contribution, sale, assignment, transfer, novation, conveyance, delivery or assumption shall be made subject to such Consent being obtained. Purchaser agrees that neither the Company nor any Affiliate of the Company shall have any liability (except liability to the extent arising from the Company’s breach of its obligations under Section 1.03(b)) whatsoever to Purchaser arising out of or relating to the failure to obtain any such Consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom. Purchaser further agrees that no representation, warranty or covenant of the Company herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, in and of itself, as a result of (i) the failure to obtain any such Consent, (ii) any circumstances resulting therefrom or (iii) any lawsuits, claims, suits, actions, arbitrations, investigations, inquiries or other proceedings (“Proceedings”) commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such Consent or any circumstances resulting therefrom.

(b) If any such Consent referred to in Section 1.03(a) is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, Purchaser shall use its reasonable best efforts to secure such Consent as promptly as practicable after the Closing and the Company shall provide or cause to be provided all commercially reasonable assistance to Purchaser (not including the payment of any consideration or concession of any right) reasonably requested by Purchaser to secure such Consent after the Closing or cooperate with Purchaser (at Purchaser’s sole cost and expense) in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser under which (i) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any applicable Law) the economic claims, rights and benefits under the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement and (ii) Purchaser shall assume any related economic burden with respect to the asset, claim or right with respect to which the Consent has not been obtained in accordance with this Agreement.

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SECTION 1.04. Refunds and Remittances. (a) After the Closing, if the Company or any of its Affiliates receives any refund or other amount that (i) is a Transferred Asset or (ii) is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, in each case, the Company promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 12.05. After the Closing, if Purchaser or any of its Affiliates receives any refund or other amount that is not a Transferred Asset and (i) is an Excluded Asset, (ii) is related to claims or other matters for which the Company is responsible hereunder or (iii) is otherwise properly due and owing to the Company in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to the Company at the address set forth in Section 12.05. For the avoidance of doubt, if any cash or cash equivalent is transferred to Purchaser in connection with Closing, Purchaser promptly shall remit, or shall cause to be remitted, such cash or cash equivalent to the Company at the address set forth in Section 12.05.

(b) After the Closing, if the Company or any of its Affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which Purchaser is responsible hereunder, and which amount (i) is not an Excluded Asset or (ii) is otherwise properly due and owing to Purchaser in accordance with the terms of this Agreement, the Company promptly shall remit, or shall cause to be remitted, such amount to Purchaser at the address set forth in Section 12.05. After the Closing, if Purchaser or any of its Affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which the Company is responsible hereunder, and which amount (i) is not a Transferred Asset or (ii) is otherwise properly due and owing to the Company in accordance with the terms of this Agreement, Purchaser promptly shall remit, or shall cause to be remitted, such amount to the Company at the address set forth in Section 12.05.

SECTION 1.05. Assumption of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and shall pay, perform and discharge when due, the following Liabilities of the Company (excluding any Retained Liabilities, the “Assumed Liabilities”), in each case, without further recourse to the Company:

(i) all Liabilities under or otherwise arising out of or relating to the Transferred Contracts, whether arising prior to, on or after the Closing Date;

(ii) all Accounts Payable of the Company, whether arising prior to, on or after the Closing;

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(iii) all Liabilities under or otherwise arising out of or relating to the Transferred Permits, whether arising prior to, on or after the Closing Date;

(iv) all Liabilities in respect of any Proceedings to which the Company is a party, whether arising prior to, on or after the Closing Date (including any Liabilities relating to any product liability, consumer protection, consumer fraud, breach of warranty or similar claim for injury to person or property);

(v) all Liabilities to the extent arising out of or relating to the return (including any return based on breach of warranty) of, or refund, adjustment, allowance, rebate or exchange in respect of, any product produced, manufactured or sold by the Company, whether arising prior to, on or after the Closing Date;

(vi) one-half of all Transfer Taxes;

(vii) all Liabilities with respect to the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) to the extent arising on or after the Closing Date, including with respect to severance arrangements in effect as of the date hereof described in Exhibits C or D of the Company Disclosure Schedule;

(viii) all Liabilities related to the Transferred Benefit Plans and the Rejected Offer Liabilities;

(ix) all Change in Control Payments; and

(x) all other Liabilities of the Company, or otherwise arising out of or relating to the Transferred Assets or the ownership or operation thereof, whether arising prior to, on or after the Closing Date, including, for the avoidance of doubt, all Liabilities included in the calculation of Current Liabilities, subject to adjustment as provided in Section 2.02.

(b) Notwithstanding any other provision of this Agreement, Purchaser shall not assume any Retained Liability. The term “Retained Liabilities” means the following Liabilities of the Company:

(i) all Liabilities to the extent arising out of or relating to any Excluded Asset;

(ii) all Liabilities of the Company pursuant to this Agreement, including Article XI;

(iii) all Liabilities with respect to the Transferred Employees (or any dependent or beneficiary of any Transferred Employee) to the extent arising prior to the Closing Date or arising solely as a result of the Closing, other than (i) all Liabilities under the Transferred Benefit Plans and (ii) the Rejected Offer Liabilities;

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(iv) all Company Expenses, other than Change in Control Payments;

(v) all indebtedness for borrowed money owed to any party;

(vi) all Liabilities related to the Parent Benefit Plans (except to the extent assumed by Purchaser pursuant to this Agreement); and

(vii) all Excluded Taxes.

ARTICLE II

Closing; Purchase Price Adjustment

SECTION 2.01. Closing. (a) The closing of the Acquisition (the “Closing”) shall take place on January 30, 2015, at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m., New York City time, or at such other place, time and date as may be agreed by the Company and Purchaser.

(b) At the Closing, the Company shall deliver or cause to be delivered to Purchaser:

(i) a certificate in accordance with Treasury Regulations 1.1445-2(b)(2), certifying that the Company is not a “foreign person”;

(ii) a certificate, dated as of the Closing Date, stating that the conditions set forth in Sections 8.02(a) and (b) have been satisfied or waived;

(iii) a counterpart of the Transition Services Agreement, duly executed by an authorized officer of the Company;

(iv) a limited warranty deed (the “Deed”), duly executed by the Company and in recordable form, conveying the Owned Property to Purchaser subject to: (a) the lien of non-delinquent real estate taxes and assessments; (b) all easements, restrictions, covenants and conditions of record; (c) the Permitted Liens; (d) applicable zoning, building, land use and other governmental restrictions, laws, ordinances, rules and regulations; and (e) all matters that would be disclosed by an accurate survey of the Owned Property conforming to the Minimum Standard Detail Requirements for an ALTA/ACSM land title survey;

(v) a vendor’s affidavit in a form reasonably agreed to between Company and Purchaser’s title insurer such that all standard exceptions (except for the standard survey exception) to Purchaser’s title insurance policy may be deleted at Closing and limited to matters arising by, through or under the Company, which vendor’s affidavit shall be duly executed by the Company as of the Closing Date;

(vi) a non-foreign person affidavit in form and substance prescribed by the Code and applicable regulations, duly executed by the Company; and

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(vii) a Disclosure of Sales Information form in form and substance prescribed by Ind. Code § 6 1.1 5 5, duly executed by the Company.

(c) At the Closing, Purchaser shall deliver or cause to be delivered to the Company:

(i) by wire transfer to a bank account designated in writing by the Company at least one business day prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price minus the Change in Control Payments minus the Escrow Amount;

(ii) a counterpart of the Transition Services Agreement, duly executed by an authorized officer of Purchaser;

(iii) a certificate, dated as of the Closing Date, stating that the conditions set forth in Sections 8.03(a) and (b) have been satisfied or waived; and

(iv) a counterpart of the Disclosure of Sales Information form in form and substance prescribed by Ind. Code § 6-1.1-5-5, duly executed by the Purchaser.

(d) At the Closing, Purchaser shall deposit $3,600,000 in immediately available funds (the “Escrow Amount”) in an account (the “Escrow Account”) established with Wells Fargo Bank, National Association (the “Escrow Agent”) on the date hereof, and to be held pursuant to the terms of an agreement among Parent, the Company, Stock Purchaser, Purchaser and the Escrow Agent in the form attached hereto as Exhibit A (the “Escrow Agreement”). The amount from time to time held by the Escrow Agent pursuant thereto shall be invested and distributed as provided by the terms of this Agreement and the Escrow Agreement.

SECTION 2.02. Post-Closing Purchase Price Adjustment. (a) Within 60 days after the Closing Date, Purchaser shall, at Purchaser’s sole cost and expense, prepare and deliver to the Company a statement (the “Statement”) setting forth Working Capital as of the opening of business on the Closing Date (“Closing Working Capital”) and determined in a manner consistent and in accordance with the Purchase Price Adjustment Principles.

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(b) During the 60-day period following the Company’s receipt of the Statement, the Company and its independent auditors shall, at the Company’s sole cost and expense and during normal business hours and upon reasonable prior written notice, be permitted to review any working papers of Purchaser and its independent auditors relating to the Statement; provided that the Company and its advisors, including its independent auditors, shall have executed any release letters reasonably requested by Purchaser’s independent auditors in connection therewith. The Statement shall become final and binding upon the Company and Purchaser on the 60th day following delivery thereof, unless the Company gives written notice to Purchaser of its disagreement with the Statement (a “Notice of Disagreement”) prior to such date. Any Notice of Disagreement shall be signed by an authorized officer of the Company and shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) include only disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with the definitions thereof, the Purchase Price Adjustment Principles and this Section 2.02 and (iii) specify the amount that the Company reasonably believes is the correct amount of the Closing Working Capital based on the disagreements set forth in the Notice of Disagreement, including a reasonably detailed description of the adjustments applied to the Statement in calculating such amount. If the Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this Section 2.02) shall become final and binding upon the Company and Purchaser on the earlier of (A) the date the Company and Purchaser resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, the Company and Purchaser shall seek in good faith to resolve in writing any differences that they have with respect to the matters specified in the Notice of Disagreement and agree on a final and binding determination of Closing Working Capital. During such period, Purchaser and its independent auditors shall, at Purchaser’s sole cost and expense and during normal business hours and upon reasonable prior written notice, be permitted to review the working papers of the Company and its independent auditors relating to the Notice of Disagreement; provided that Purchaser and its advisors, including its independent auditors, shall have executed any release letters reasonably requested by the Company’s independent auditors in connection therewith. At the end of such 30-day period, if no agreement on Closing Working Capital has been reached, the Company and Purchaser shall submit in writing their positions with respect to any and all matters that remain in dispute and that were properly included in the Notice of Disagreement to an internationally recognized independent accounting firm (the “Accounting Firm”) for resolution of any and all such matters. The Accounting Firm shall be BDO Seidman or, if such firm is unable or unwilling to act, such other internationally recognized independent public accounting firm as shall be agreed upon by the Company and Purchaser in writing or, if the parties are unable to so agree in writing within 10 days after the end of such 30-day period, then the Company and Purchaser shall each select such a firm and such firms shall jointly select a third internationally recognized independent public accounting firm to resolve the disputed matters. The Company and Purchaser shall jointly instruct the Accounting Firm that it (1) shall act as an expert and not as an arbitrator, (2) shall review only the matters that were properly included in the Notice of Disagreement and that remain in dispute, (3) shall make its determination in accordance with the requirements of this Section 2.02 and based solely on the written submissions of the Company and Purchaser and their respective independent auditors and not by independent review, (4) shall not assign a value for any item that remains in dispute that is greater than the greatest value, or smaller than the smallest value, set forth by either the Company or Purchaser in their written submissions to the Accounting Firm and (5) shall render its written decision as promptly as practicable, but in no event later than 30 days after submission to the Accounting Firm of all matters in dispute. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02(b). The fees and expenses of the Accounting Firm pursuant to this Section 2.02 shall be borne by the Company and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees, costs and expenses of Purchaser incurred in connection with its preparation of the Statement, its review of any Notice of Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by Purchaser, and the fees, costs and expenses of the Company incurred in connection with its review of the Statement, its preparation of any Notice of Disagreement and its preparation of any written submissions to the Accounting Firm shall be borne by the Company.

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(c) The Purchase Price shall be increased by the amount by which Closing Working Capital exceeds $2,300,000 (the “Target Working Capital”) or decreased by the amount by which Closing Working Capital is less than the Target Working Capital. The Purchase Price as adjusted pursuant to this Section 2.02(c) shall hereinafter be referred to as the “Final Purchase Price”. If the Purchase Price is less than the Final Purchase Price, Purchaser shall, and if the Final Purchase Price is less than the Purchase Price, the Company shall, within 10 business days after the Statement becomes final and binding on the Company and Purchaser pursuant to Section 2.02(b), make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the Prime Rate from (and including) the Closing Date to (but not including) the date of payment.

(d) The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” each have the respective meanings set forth in Section 2.02 of the Company Disclosure Schedule. For the avoidance of doubt, no Company Expenses shall be included in the calculations of Working Capital.

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(e) Each line item of the Closing Working Capital shall be calculated in the same manner, using the same accounting policies, methods and, to the extent applicable, the same foreign currency exchange rates, as the corresponding line item of the Target Working Capital set forth on Section 2.02 of the Company Disclosure Schedule was calculated, whether or not doing so is in accordance with GAAP, in accordance with Section 2.02 of the Company Disclosure Schedule. The foregoing principles are referred to in this Agreement as the “Purchase Price Adjustment Principles”. The Purchase Price adjustment contemplated by this Section 2.02 is intended to show the change in Working Capital from the Target Working Capital to the Closing Working Capital, and can only be effected as intended by the Company and Purchaser if the Closing Working Capital is done in the same manner, using the same accounting policies and methods, in accordance with Section 2.02 of the Company Disclosure Schedule, as the calculations of Target Working Capital. Any items on or omissions from the Target Working Capital that are based upon errors of fact or mathematical errors or that are not calculated in accordance with GAAP shall be carried forward for purposes of calculating Closing Working Capital. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Statement and whether the calculation of the Closing Working Capital was done in accordance with the definitions thereof, the Purchase Price Adjustment Principles and this Section 2.02, and the Accounting Firm is not authorized or permitted to make any other determination, including any determination as to whether GAAP was followed in calculating the Target Working Capital, the Closing Working Capital or the Statement or as to whether the Target Working Capital is correct. Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm in connection with its resolution of any dispute under this Section 2.02 shall not be admissible in evidence in any Proceeding between the Company and Purchaser, other than to the extent necessary to enforce payment obligations under Section 2.02(c). Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of Section 3.05 or any other representation or warranty in this Agreement or as to compliance by the Company with any of its covenants in this Agreement (other than in this Section 2.02).

(f) Until the date on which the Statement shall become final and binding on the parties pursuant to Section 2.02(b), Purchaser agrees that, following the Closing, it shall preserve the accounting Records of the Business on which the Statement is to be based and shall not take any actions with respect to such Records that would obstruct, prevent or otherwise affect the procedures or the results of the procedures set forth in this Section 2.02 (including the amount of Closing Working Capital or any amount included in the Target Working Capital or the Statement or the preparation of the Statement). Without limiting the generality of the foregoing, no changes shall be made during such period in any reserve or other account existing as of the date of the Financial Statements, except as a result of events occurring after the date of the Financial Statements and, in such event, only in a manner consistent with the past practice of the Business.

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(g) Until the date on which the Statement shall become final and binding on the parties pursuant to Section 2.02(b), Purchaser agrees that, following the Closing, it shall afford and cause to be afforded to the Company and any accountants, counsel or financial advisors retained by the Company, at the Company’s sole cost and expense, in connection with the preparation of any Notice of Disagreement and any adjustment to the Purchase Price contemplated by this Section 2.02, access upon reasonable notice during normal business hours to the properties, books, contracts, personnel and Records of the Business and Purchaser’s and its accountant’s work papers relevant to the preparation of the Statement, any Notice of Disagreement and the adjustment contemplated by this Section 2.02 and shall provide the Company, upon the Company’s reasonable request and at the Company’s sole cost and expense, with copies of any such books, contracts, Records and work papers.

ARTICLE III

Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule (with specific reference to the particular representation or warranty of the Company contained in this Agreement to which any such item relates; provided that such item set forth in any section of the Company Disclosure Schedule shall be deemed to apply to each other section of the Company Disclosure Schedule and each other representation and warranty of the Company contained in this Agreement to which its relevance is reasonably apparent), the Company hereby represents and warrants to Purchaser as follows:

SECTION 3.01. Organization, Standing and Authority; Execution and Delivery; Enforceability. (a) The Company and Parent are each limited liability companies duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and Parent has all requisite power and authority to enter into this Agreement and the Other Transaction Documents to which it is a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by the Company or by Parent to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.

(b) This Agreement has been duly executed and delivered by the Company and Parent and prior to the Closing the Other Transaction Documents to which either Parent or the Company is a party will be duly executed and delivered by such party. Assuming that this Agreement and each Other Transaction Document have been duly authorized, executed and delivered by Purchaser and each other party thereto, as applicable, this Agreement constitutes, and each Other Transaction Document will constitute, legal, valid and binding obligations of the Company and Parent, as applicable, enforceable against them in accordance with their terms.

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SECTION 3.02. No Conflicts; Consents. (a) Except as set forth on Section 3.02(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and Parent does not, the execution and delivery of each Other Transaction Document to which it is a party by each of the Company and Parent will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by the Company and Parent with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any mortgages, liens, standard security, pledge, hypothecation, hypothec, assignment or assignation by way of security, equity, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including a retention of title claim), conflicting claim of ownership or right to use or any other third party right (whether or not perfected), security interests, charges, options or other encumbrances of any kind (“Liens”) (other than Permitted Liens or Liens arising from acts of Purchaser or its Affiliates) upon any of the properties or assets of the Business under, any provision of (i) the Governing Documents of the Company or Parent, as applicable, (ii) any Material Contract or (iii) any Injunction or, subject to the matters referred to in paragraph (b) below, applicable Law.

(b) Except as set forth on Section 3.02(b) of the Company Disclosure Schedule, no consent, waiver, approval, license, permit, order or authorization (each, a “Consent”) of, or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the Acquisition or the other transactions contemplated hereby or thereby or the compliance by the Company with the terms and conditions hereof and thereof, other than (i) those that may be required solely by reason of Purchaser’s or any of its Affiliates’ (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (ii) compliance with and such filings and notifications as may be required under applicable state property transfer laws or Environmental Laws, (iii) compliance with and filings or notices required by the rules and regulations of any applicable securities exchange and (iv) such other Consents the absence of which, or other filings the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to impair the Business.

SECTION 3.03. [RESERVED].

SECTION 3.04. [RESERVED].

SECTION 3.05. Financial Statements; No Undisclosed Material Liabilities. (a) Section 3.05(a) of the Company Disclosure Schedule sets forth complete and correct copies of the following financial statements: (i) the unaudited balance sheet of the Business as of September 30, 2014, September 30, 2013 and December 31, 2013 (the “Balance Sheets”) and (ii) for each of the two years ended September 30, 2014 and September 30, 2013, the unaudited statement of income and cash flows of the Business (together with the Balance Sheets, the “Financial Statements”).

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(b) The Financial Statements (i) have been prepared in accordance with GAAP (except for the absence of footnotes) and (ii) fairly present, in all material respects, the financial position and results of operations of the Business as of the dates and for the periods set forth therein.

(c) As of and since September 30, 2014 (the “Balance Sheet Date”), the Business has not incurred any liabilities, debt or obligation or claim, whether accrued, absolute, contingent, asserted, unasserted or otherwise, other than (i) liabilities provided for or reflected in the applicable Financial Statements, (ii) liabilities not required under GAAP to be shown on a balance sheet of the Business, (iii) liabilities disclosed in Section 3.05(c) of the Company Disclosure Schedule, (iv) liabilities incurred in the ordinary course of business consistent with past practice none of which is material to the Business, or (v) liabilities incurred in connection with the negotiation and execution of this Agreement, the Other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

SECTION 3.06. Good and Valid Title to Assets. The Company has good and valid title to all assets used in the operation or conduct of the Business that are (i) reflected on the applicable Balance Sheet as of the Balance Sheet Date or (ii) thereafter acquired by the Company (except those assets sold or otherwise disposed of in the ordinary course of business consistent with past practice), in each case, free and clear of all Liens, except (a) the Liens described in the notes to the Financial Statements, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (c) Liens to secure payments of workmen’s compensation and other similar payments, unemployment and other insurance, old-age pensions or other social security obligations, (d) Liens to secure the performance of bids, tenders, leases, contracts, public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business, (e) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (f) Liens for Taxes and other governmental charges which are not yet due and payable, which may thereafter be paid without penalty or which are being contested in good faith by appropriate Proceedings, and (g) other imperfections of title or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use and operation of the assets of the Company to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (a) through (g) above, together with the Liens referred to in clauses (ii) through (vii) of Section 3.07(c), are referred to collectively as “Permitted Liens”). This Section 3.06 does not relate to the real property or interests in real property, Intellectual Property or Material Contracts, such items being the subjects of Sections 3.07, 3.08 and 3.09, respectively.

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SECTION 3.07. Real Property. (a) Section 3.07(a) of the Company Disclosure Schedule sets forth a true and complete list of all fee-owned real property owned by the Company that is used in the operation or conduct of the Business (such real property of the Company, together with the right, title and interest in all buildings, improvements and fixtures thereon and all other appurtenances thereto, the “Owned Property”). Other than the Owned Property, the Company owns no other real property.

(b) The Company is not a lessor, lessee, sublessee, licensee or occupant of any real property (other than the Owned Property) that is used in the operation or conduct of the Business.

(c) The Company has good and insurable/marketable fee title to all Owned Property, in each case, free and clear of all Liens, except (i) Permitted Liens, (ii) Liens set forth in Section 3.07(c)(ii) of the Company Disclosure Schedule, (iii) Liens that have been placed by any developer, landlord or other third party on any property over which the Company has easement rights, in each case, together with any subordination or similar agreements relating thereto, (iv) zoning and building codes and other similar Laws, (v) any conditions that would be shown by a current, accurate survey or physical inspection of any Owned Property, (vi) recorded or unrecorded easements, covenants, rights-of-way and other similar restrictions and (vii) any Liens caused by Purchaser or Purchaser’s agents; provided that none of the items set forth in clause (vi) individually or in the aggregate materially impairs the continued use and operation of the Owned Property in the operation or conduct of the Business as presently conducted.

(d) The Company has not leased, granted any right to use and occupy, or granted any option to purchase (including any right of first offer or refusal), all or any portion of any Owned Property.

(e) (i) The Company has not received any written notification from any governmental agency, authority or instrumentality of any pending or, to the knowledge of the Company, threatened assessments on or against the Owned Property for the cost of improvements to be made with respect to the Owned Property or any part thereof; and (ii) there are no written claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened with respect to or in any manner affecting the Owned Property or the Company’s ownership thereof.

(f) The Company has good title to, or in the case of leased property and assets has valid leasehold interests in, all material personal property and assets reflected on the applicable Balance Sheet on the Balance Sheet Date or acquired after the Balance Sheet Date, except for property and assets sold since the Balance Sheet Date in the ordinary course of business. Such assets and personal property are in reasonable working condition, reasonable wear and tear excepted.

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SECTION 3.08. Intellectual Property. (a) Subject to Section 6.02, the Company owns or has a right to use, free and clear of all Liens (in each case, except to the extent such Intellectual Property may be licensed from third parties) other than Permitted Liens, all material Intellectual Property owned, used or filed by the Company and used in the operation or conduct of the Business (such Intellectual Property, the “Company Intellectual Property”), and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights in any material respect. Section 3.08(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the Balance Sheet Date, of (i) all registered or filed, as applicable, Company Intellectual Property, (ii) all licenses, sublicenses or other agreements under which the Company is granted rights by others in Company Intellectual Property (other than so-called “shrink-wrap” license agreements, licenses for generally available off-the-shelf desktop software or system development tools, or customer or supplier agreements entered into in the ordinary course of business) and (iii) licenses, sublicenses or other agreements under which the Company has granted rights to others in Company Intellectual Property (other than customer agreements entered into in the ordinary course of business).

(b) No claims are pending or, to the knowledge of the Company, have been threatened in writing since January 1, 2013, against the Company or any of its Affiliates by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Company Intellectual Property or material Technology used by the Company in the conduct of the Business and none of the registered Company Intellectual Property is subject to any pending proceeding or action (other than ordinary course proceedings in connection with any pending applications for registration of Intellectual Property) before any Governmental Entity.

(c) With respect to the Company Intellectual Property (i) owned by the Company, the Company exclusively owns such Company Intellectual Property free and clear of all Liens other than Permitted Liens, and (ii) licensed to the Company by a third party, the Company possesses adequate and enforceable rights to use such Company Intellectual Property as necessary for the operation of the Business as currently conducted.

(d) Except as set forth in Section 3.08(d) of the Company Disclosure Schedule on the date of this Agreement, the Company is not bound by or a party to any material options, licenses or agreements of any kind relating to the Intellectual Property or Technology of any other person for the use of such Intellectual Property or Technology in the conduct of the Business, except for agreements relating to computer software licensed in the ordinary course of business.

(e) The conduct of the Business as presently conducted does not violate, conflict with or infringe the Intellectual Property or Technology of any other person, except for such violations, conflicts or infringements that, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect.

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(f) The Company has taken commercially reasonable security measures to protect the secrecy and confidentiality and value of (i) all trade secrets owned by the Company and (ii) confidential information owned by the Company.

SECTION 3.09. Contracts. (a) Section 3.09(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each written contract, lease or sublease, indenture, license, agreement, commitments and any other legally binding arrangement (“Contracts”), to which the Company is a party or by which its properties are bound, in each case, that is used in the operation or conduct of the Business and that is:

(i) (A) restrictive of the ability of the Business to compete in any business or with any person in any geographic area, (B) a Contract that contains a provision for exclusivity or any similar requirement, (C) a Contract that contains a requirement of the Business to grant “most favored nation” pricing or terms or (D) restrictive of the ability of the Business to solicit or hire any person;

(ii) a lease, sublease, license, occupancy agreement or similar agreement with any person under which the Company is a lessor or sublessor of, or makes available for use by any person, any Owned Property;

(iii) a lease, sublease, license or similar Contract with any person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, that involves the expenditure, receipt or payment by the Company of more than $50,000 in the aggregate during any twelve (12) month period;

(iv) (A) a continuing Contract for the future purchase of materials, supplies or equipment or (B) a management, service, consulting or other similar Contract (other than Contracts for services entered into in the ordinary course of the Business), in any such case, which has an aggregate future Liability to any person in excess of $50,000 for any calendar year and is not terminable by the Company without payment of any penalty on notice of not more than 90 days;

(v) a license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property (including any license or other Contract under which the Company is licensee or licensor of any such Company Intellectual Property), other than so-called “shrink-wrap” license agreements for computer software licensed to the Company and other than generally available off-the-shelf desktop software or system development tools;

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(vi) a Contract (A) evidencing indebtedness for borrowed money (including any note, bond, debenture or other evidence of indebtedness and excluding ordinary trade accounts payable) of the Company to any other person or (B) other than endorsements for the purpose of collection given in the ordinary course of the Business, under which (i) the Company has directly or indirectly guaranteed indebtedness or other Liabilities of another person or (ii) any person has directly or indirectly guaranteed indebtedness or other Liabilities of the Company, in the case of each of clause (A) and (B), which, individually, is in excess of $50,000;

(vii) a Contract under which the Company, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than extensions of trade credit given in the ordinary course of the Business), in any such case, which, individually, is in excess of $50,000;

(viii) a mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien (other than a Permitted Lien) upon any Owned Property, which Lien is not set forth in Section 3.07(c)(ii) of the Company Disclosure Schedule;

(ix) each Contract between (A) the Company and (B) any of the 10 largest customers of the Company, determined on the basis of revenues received by the Company in the twelve-month period ended on the Balance Sheet Date to deliver products or services for payment in excess of $50,000 in any calendar year;

(x) a Contract for the sale of any asset of the Company or the grant of any preferential rights to purchase any such asset of the Company, in each case, outside the ordinary course of the Business;

(xi) a currency exchange, interest rate exchange, commodity exchange or similar Contract;

(xii) a Contract for any material joint venture, partnership or similar arrangement;

(xiii) another Contract entered into outside the ordinary course of business to which the Company is a party or by or to which the Company, the assets of the Company or the Business is bound or subject and that involves the expenditure, receipt or payment by the Company of more than $50,000 for any calendar year and is not terminable by the Company without payment of any penalty by notice of not more than 90 days;

(xiv) a Contract that relates to (i) the future disposition (other than sales of inventory in the ordinary course of business) or acquisition of any material assets of the Company, or (ii) any merger or business combination with respect to the Company;

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(xv) a material Contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into in the ordinary course of business;

(xvi) a Contract that contains a right of first refusal, first offer or first negotiation in favor of any party other than the Company;

(xvii) a Contract with Parent or any of its Affiliates (other than the Company) or any director or officer of Parent or any of its Affiliates (other than the Company);

(xviii) a Contract that provides any transaction bonus, discretionary bonus, “stay put” or other payments to be made (whether required or discretionary) to Employees of the Company at Closing as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby; and

(xix) a Contract that provides for any payments of severance upon termination of employment or any other enhanced payment.

(b) Each Contract set forth in Section 3.09 of the Company Disclosure Schedule (each, a “Material Contract”) is valid, binding and in full force and effect and, to the knowledge of the Company (i) enforceable by the Company, as applicable, in accordance with its terms (subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies) and (ii) represents the legal, valid and binding obligations of the other parties thereto. The Company has not received any written notice or threat to terminate any Material Contract. Neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract. As of the date of this Agreement, the Company has not received any written claim or notice of material breach of or material default under any such Material Contract.

SECTION 3.10. Permits. The Company has obtained all of the Permits necessary under applicable Laws to permit the Company to own, operate, use and maintain its assets in the manner in which they are now operated and maintained and to conduct the business of the Company as currently conducted or proposed to be conducted and all such Permits are valid and in full force and effect, except, in each case, for any such invalidity or noncompliance that, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect. Since January 1, 2013, the Company has not received written notice of any Proceeding relating to the revocation or modification of any Permit. This Section 3.10 does not relate to Environmental Permits, which are addressed by Section 3.15. Except as set forth in Section 3.10 of the Company Disclosure Schedule, no Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby.

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SECTION 3.11. Proceedings. Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no Proceedings pending or, to the knowledge of the Company, (i) threatened against the Company, or (ii) threatened against any officer, director or key employee of the Company in their respective capacities in such position that involve an uninsured claim. As of the date hereof, the Company is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Entity. This Section 3.11 does not relate to employee benefits or ERISA matters, environmental matters, employee or labor matters or regulatory matters, such matters being the subject of Sections 3.12, 3.15, 3.16 and 3.19, respectively.

SECTION 3.12. Benefit Plans. (a) Section 3.12(a) of the Company Disclosure Schedule sets forth a list of the Parent Benefit Plans as of the date hereof, and separately identifies each Transferred Benefit Plan. With respect to each Parent Benefit Plan, Parent has made available to Purchaser copies of (A) the plan document for each such plan, the written agreement for each such agreement, and any material amendments thereto (or, with respect to any oral Transferred Benefit Plan, a written description thereof), and, to the extent applicable, (B) the most recent summary plan description and summary of material modifications and, if no such documents exist with respect to such Transferred Benefit Plan, any other documentation describing such Transferred Benefit Plan that is readily available. With respect to each Transferred Benefit Plan, Parent has also made available to Purchaser, to the extent applicable, (A) the trust agreement, any insurance contracts or other funding arrangements with respect to such Transferred Benefit Plan, (B) the most recent annual report on Form 5500 filed with the Internal Revenue Service (the “IRS”), (C) the most recently received determination or opinion letter from the IRS for such Transferred Benefit Plan (if any) and (D) the most recently prepared actuarial valuation report and audited financial statements in connection with such Transferred Benefit Plan.

(b) No Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and neither Parent nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full or would reasonably be expected to incur any liability to Purchaser or any of its ERISA Affiliates under Title IV of ERISA.

(c) (i) Each Transferred Benefit Plan has been administered in all material respects in accordance with its terms and in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder, (ii) all employer and employee contributions required to be made to each Transferred Benefit Plan have been timely made or, if applicable, properly accrued in accordance with the terms of such plan and applicable Law, (iii) each Parent Benefit Plan, if any, that is intended to be qualified under Section 401(a) of the Code is so qualified has received a determination letter from the IRS to the effect that such Parent Benefit Plan is qualified and that the plans and trusts related thereto are exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or an application for determination by the IRS that such Parent Benefit Plan is qualified and that plans and trusts related thereto are exempt from Federal income taxes under Section 401(a) and 501(a) of the Code has been timely filed and is currently pending, except, in each case, as would not reasonably be expected to result in liability to Purchaser or its Affiliates or to the Business (including in connection with any rollovers by Employees of account balances in such Parent Benefit Plans), (iv) each Transferred Benefit Plan that is required to be registered with the applicable Governmental Entity is registered with such Governmental Entity and has obtained favorable tax treatment status in the relevant jurisdiction (if applicable), (v) each Transferred Benefit Plan has at all times been operating in accordance with its governing rules or terms and (vi) each Transferred Benefit Plan may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder.

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(d) Neither Parent nor any ERISA Affiliate of Parent contributes to, is required to contribute to or, in the past six years, has contributed or been required to contribute to any Multiemployer Plan. None of Parent or any of its ERISA Affiliates participates in a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA with respect to any Employee.

(e) No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to the Parent Benefit Plans that would reasonably be expected to result in liability to Purchaser or its Affiliates or to the Business, and to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.

(f) None of the Transferred Benefit Plans provides health care or any other non-pension benefits to any Employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law).

(g) Each Transferred Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no payment to be made under any Transferred Benefit Plan will be subject to material penalties under Section 409A(a)(1) of the Code.

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(h) Neither this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any Employee, director or consultant with respect to the Business under any Parent Benefit Plan, (ii) limit the right of Purchaser or any of its Affiliates to amend, merge, terminate or receive a reversion of assets from any Transferred Benefit Plan or related trust, (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement of Purchaser or any of its Affiliates to pay any tax “gross-up” or similar “make-whole” payments to any Employee, director or consultant under any Parent Benefit Plan.

SECTION 3.13. Absence of Changes or Events. (a) Since the Balance Sheet Date, there has not been any change, effect, event or occurrence that has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) From the Balance Sheet Date to the date of this Agreement, except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the Company has caused the Business to be conducted in all material respects in the ordinary course and:

(i) the Company has not granted to any Employee any material increase in base salary, wages, bonuses, incentive compensation, pension, severance, other enhanced payment or termination pay, except (A) in the ordinary course of business, (B) in connection with a promotion based on job performance or workplace requirements or (C) as may have been required under existing agreements, including any Transferred Benefit Plan, or applicable Law;

(ii) the Company has not made any material change in its accounting methods, principles or practices except as required by GAAP or by applicable Law;

(iii) the Company has not incurred or guaranteed any indebtedness for borrowed money;

(iv) the Company has not sold, leased or otherwise disposed of any assets of the Company used in the operation or conduct of the Business, except for (A) sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories, in each case, in the ordinary course of business, (B) assets that were obsolete or no longer used in the Business and (C) cash distributions to its Affiliates;

(v) the Company has not consummated the acquisition of, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division or a substantial portion of the assets thereof (other than inventory); and

(vi) the Company has not authorized or agreed to do, whether in writing or otherwise, any of the foregoing actions.

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SECTION 3.14. Compliance with Applicable Laws. The Business is in compliance with all applicable Laws in all material respects. Since January 1, 2013, the Company has not received any written communication from a Governmental Entity that alleges that the Business or the Company is in violation of or has failed to comply with any applicable Laws or requiring the Company to take or omit to take any action in respect of the Business. Since January 1, 2013, to the knowledge of the Company, the Company has not entered into or been subject to any material judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any written request for information, notice, demand letter, administrative inquiry or formal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company. This Section 3.14 does not relate to matters with respect to employee benefit or ERISA matters, environmental matters, employee or labor matters or regulatory matters, such matters being the subject of Sections 3.12, 3.15, 3.16 and 3.19, respectively.

SECTION 3.15. Environmental Matters. (a) Since January 1, 2012 the Business has been in compliance in all material respects with all applicable Environmental Laws; (b) the Company possesses and is, and since January 1, 2012, has been, in compliance in all material respects with all Environmental Permits used in the operation or conduct of the Business; (c) except as set forth in Section 3.15(c) of the Company Disclosure Schedule, no Environmental Permit is subject to termination as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, (d) the Company has not received any written communication from a Governmental Entity or any other person that alleges that the Company (i) is in violation of any applicable Environmental Law, (ii) has any Liabilities under any Environmental Law or (iii) is a potentially responsible party under the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) or any similar state law, in the case of each of clauses (i), (ii) and (iii), other than such written communication that has been resolved or as to which no further communication from such Governmental Entity or other person is reasonably expected; (d) there are no pending or, to the knowledge of the Company, threatened Proceedings against the Company resulting from any (i) violation of applicable Environmental Laws or the Environmental Permits or (ii) Release of Hazardous Material; (e) to the knowledge of the Company, the Company has not arranged for disposal of Hazardous Materials where such disposal would reasonably be expected to result in any material liabilities to the Company under Environmental Law; and (f) to the knowledge of the Company (i) no Hazardous Material has been Released at, on, under, to or from any Owned Property in an amount, manner or condition that, and (ii) no friable asbestos is contained in any equipment or any building materials at any Owned Property that in its current state, in the case of each of clauses (i) and (ii), would reasonably be expected to result in material liabilities to the Company under Environmental Law. The Company has made available to Purchaser true and complete copies of any material written reports, audits, assessments or studies (including material written reports, audits, assessments or studies on testing or monitoring data) possessed by the Company and pertaining to Hazardous Materials in the environment in, on or beneath the real properties formerly or currently owned, leased or operated by the Company, pertaining to the presence of asbestos in building materials at any Owned Property or pertaining to the state of compliance with Environmental Laws of the Business. Except as expressly provided in Section 3.02(b), the representations and warranties made in this Section 3.15 are the Company’s exclusive representations and warranties relating to environmental matters.

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SECTION 3.16. Employee and Labor Matters. (a) Section 3.16(a) of the Company Disclosure Schedule contains a complete and accurate list of all Employees and directors of the Company as of the date of this Agreement, setting forth for each Employee: his or her position or title, whether classified as exempt or non-exempt for wage and hour purposes, whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or rates of compensation, bonus potential, date of hire, notice period, business location, status (i.e., active or inactive and if inactive, the type of leave, such as sick leave or maternity/paternity leave, adoption leave, parental leave or on a fixed term contract and estimated duration) any visa or work permit status and the date of expiration, if applicable and the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing or otherwise in connection with the transactions contemplated hereby (including any severance payments and any “double-trigger” payments or similar payments that are conditioned in part on any event including the consummation of the transactions contemplated hereby).

(b) Section 3.16(b) of the Company Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents employed or engaged by the Company and classified by the Company as other than employees, or compensated other than through wages paid by the Company through its payroll department (“Contingent Workers”) as of the date of this Agreement, showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangements.

(c) Except as contemplated by this Agreement, to the knowledge of the Company, (i) no key employee has given or received notice to terminate his or her employment or service arrangement with the Company and to the knowledge of the Company, no facts exist suggesting that any key employee is likely to leave employment and (ii) in the past twelve (12) months no key employee’s employment with the Company has been terminated for any reason.

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(d) With respect to the Business and the Employees, (i) there is no, and has not in the last three years been, any collective bargaining or recognition agreement or similar labor agreement in effect with respect to the Employees and no such agreement is anticipated to be entered into and there is not, and has not in the last three years been, any labor strike, work stoppage or lockout pending or, to the knowledge of the Company, threatened, against Parent or the Company, (ii) to the knowledge of the Company, no union organizational campaign is in progress and no question concerning representation exists, (iii) there are no pending charges against Parent, the Company or any Employee or former employee of Parent or the Company employed in the Business, in each case, before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) from January 1, 2013 through the date of this Agreement, Parent has not received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct any material investigation with respect to the Employees and, to the knowledge of the Company, no such investigation is in progress, (v) the Company has properly classified the Employees and Contingent Workers as exempt or non-exempt for the purposes of all wage and hour Laws, including the Fair Labor Standards Act, U.S. state and local wage and hour Laws and is otherwise in material compliance with such Laws, except as would not be expected to result, individually or in the aggregate, in any material Liability to Purchaser or the Business and (vi) within the last year, the Company has not experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the Worker Adjustment and Retraining Notification Act, a “redundancy” as defined in the Employment Rights Act 1996 or any similar state, local or foreign law or regulation (collectively, the “WARN Act”) affecting any site of employment of the Company or one or more facilities or operating units within any such site of employment or facility.

SECTION 3.17. [RESERVED].

SECTION 3.18. Taxes. (a) There are (and immediately following the Closing Date there will be) no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Transferred Assets.

(b) No U.S. federal, state, local, or foreign tax audits, examinations, investigations or administrative or judicial Tax proceedings are pending or being conducted with respect to the Business or the Transferred Assets. Neither Parent nor the Company has received from any U.S. federal, state, local or foreign Taxing Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Taxes or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company with respect to the Business or the Transferred Assets.

(c) The Company has complied in all material respects with all applicable Laws relating to the collection, payment and withholding of Taxes, including pursuant to Section 1441 and 1442 of the Code and in connection with amounts paid or owing to any third party with respect to the Business or the Transferred Assets, including relevant employees, independent contractors, creditors or other third parties, and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

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(d) The Company has never participated in any “listed transaction”, as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

SECTION 3.19. Regulatory Matters. (a) The Company is, and since January 1, 2012 has been, in compliance in all material respects with all Laws applicable to the Company products and activities, including product design, development, testing, manufacturing, marketing, distribution, labeling, storage and transport, in all jurisdictions in which such acts by the Company occurred or are reasonably likely to occur or such products or any of them have been sold by the Company, including any Laws administered by the United States Food and Drug Administration (“FDA”). There are no pending material Proceedings by the FDA, or any other comparable Governmental Entity against the Company in respect of regulatory matters.

(b) The Company has made available to Purchaser true, correct and complete copies of (i) all customer complaints relating to any products manufactured or sold by the Company and all MedWatch forms received by the Company or filed with the FDA since January 1, 2012; (ii) all warning letters, untitled letters, notices of inspectional observations (including Form FDA 483s) or establishment inspection reports relating to any products manufactured or sold by the Company and all of the Company’s responses thereto since January 1, 2012; and (iii) all material communications between the FDA or other comparable Governmental Entity and the Company, including requests for information and responses thereto and formal meeting minutes approved by such Governmental Entity (provided that the provision of any such communications or minutes would not reasonably be expected to jeopardize any attorney client privilege of the Company or violate applicable Law) since January 1, 2012. To the knowledge of the Company, there are no facts that are reasonably likely to cause: (A) the recall, suspension, field notification, field correction or removal, re-labeling, detention, seizure or safety alert or communication of any material products manufactured or sold or intended to be sold by the Company; or (B) a termination or suspension of manufacturing or marketing of any such material products.

(c) Since January 1, 2012, no exemptions or approvals for any products manufactured or sold or services performed by the Company have been subjected to reevaluation, revocation, rescission, withdrawal, modification, cancellation or suspension by the FDA or other Governmental Entity and none of the Company’s products has been detained, seized, discontinued (other than for commercial or other business reasons), recalled or subject to a voluntary recall, field notification, field correction or removal, safety alert or communication (whether voluntary or otherwise), nor has the production of any product manufactured or sold by the Company been enjoined.

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(d) Neither the Company nor, to the knowledge of the Company, any director, officer, employee or agent thereof, has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991) and any amendments thereto, or for any other comparable Governmental Entity to invoke a substantially similar policy. The Company has not made any materially false statements on, or material omissions from, any notifications, reports and other submissions to the FDA or any similar Governmental Entity.

(e) Neither the Company nor, to the knowledge of the Company, any director, officer, employee or agent thereof has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized, debarred or disqualified by the FDA or other comparable Governmental Entity, or convicted under Law for misconduct relating to the development, approval, marketing or sale of pharmaceutical products, including the products manufactured by the Company.

SECTION 3.20. Transactions with Affiliates. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business, the Company is not (a) party to any agreement or contract with any member, manager, officer, director or Affiliate of Parent or (b) to the knowledge of the Company, party to any agreement or contract with any immediate family member of a manager, officer, director or Affiliate of Parent.

SECTION 3.21. Sufficiency of Assets. Assuming that all consents necessary under the contracts (or portions thereof) pertaining to the Business that (i) would not be required to be scheduled on Section 3.02 of the Company Disclosure Schedule have been obtained and (ii) would be required to be scheduled on Section 3.02 of the Company Disclosure Schedule have been obtained, the assets of the Company, together with this Agreement and the Other Transaction Documents, including the services and benefits provided thereunder, constitute all of the intellectual property, rights, assets and licenses that are necessary to conduct the Business immediately following the Closing in a substantially similar manner as the Business is operated on the date hereof.

SECTION 3.22. Insurance. Section 3.22 of the Company Disclosure Schedule contains a summary description of all policies of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by the Company as of the date of this Agreement (the “Insurance Policies”), including any self-insurance or co-insurance programs. The Company has made available to Purchaser a list of, and true and complete copies of, all insurance policies of the Company relating to the assets, business, operations, employees, officers or directors of the Company. All such policies are in full force and effect, and no written notice of cancellation or termination has been received by the Company or Parent. There are currently no claims pending against the Company under any Insurance Policy currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company has been paid to date. While a subsidiary of Parent, the Company has received certain insurance coverage through policies held by Parent and its Affiliates. As of the date hereof, the Company has not received a written notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.

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SECTION 3.23. Brokers. Except for Teneo Capital, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

SECTION 3.24. No Implied Representations. Notwithstanding anything herein to the contrary, the Company and its Representatives and Affiliates are making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Article III. It is understood that any financial estimates, forecasts, projections or other predictions and all other information or materials that have been or shall hereafter be provided by or on behalf of the Company or any other person to Purchaser or any of their Affiliates or their respective Representatives, whether written or oral, are not representations and warranties of the Company or any of their respective Affiliates or their respective Representatives, except to the extent expressly provided in this Article III.

ARTICLE IV

Covenants of the Company

The Company covenants and agrees as follows:

SECTION 4.01. Confidentiality. From and after the Closing, the Company shall keep confidential, and cause its Affiliates and instruct its and their respective officers, directors, managers, employees and advisors to keep confidential, all nonpublic information relating primarily to the Business, except (a) as required or requested by a Governmental Entity or required pursuant to Law or the rules or regulations of any securities exchange or listing authority or legal, administrative or judicial process, (b) for information that is available on the date hereof to the public, or hereafter becomes available to the public other than as a result of a breach of this Section 4.01, (c) for information disclosed in connection with the exercise of any remedies provided in any Transaction Document or any Proceeding related to any Transaction Document or the enforcement of rights thereunder or (d) for information disclosed in connection with Tax matters. The covenant set forth in this Section 4.01 shall terminate five years after the date hereof.

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ARTICLE V

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to the Company as follows:

SECTION 5.01. Organization, Standing and Authority; Execution and Delivery; Enforceability. (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. AMRI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser and AMRI each has all requisite corporate power and authority to enter into this Agreement and the Other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by each of Purchaser and AMRI to authorize the execution, delivery and performance of this Agreement and the Other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.

(b) This Agreement has been duly executed and delivered by each of Purchaser and AMRI and prior to the Closing the Other Transaction Documents to which it is a party will be duly executed and delivered by Purchaser and AMRI, as applicable. Assuming that this Agreement and each Other Transaction Document have been duly authorized, executed and delivered by Parent and the Company, as applicable, this Agreement constitutes, and each Other Transaction Document will constitute, legal, valid and binding obligations of each of Purchaser and AMRI, enforceable against them in accordance with their terms (subject, as to enforcement, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies).

SECTION 5.02. No Conflicts; Consents. (a) The execution and delivery of this Agreement by Purchaser and AMRI does not, the execution and delivery of each Other Transaction Document to which it is a party by each of Purchaser and AMRI, as applicable, will not, and the consummation of the transactions contemplated hereby and thereby and compliance by each of Purchaser and AMRI with the terms and conditions hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of Purchaser under, any provision of (i) the Governing Documents of Purchaser or AMRI, as applicable, (ii) any Contract to which Purchaser or AMRI is a party or by which any of its properties or assets are bound or (iii) any Injunction or, subject to the matters referred to in paragraph (b) below, applicable Law.

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(b) No Consent of, or filing with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the Other Transaction Documents, the consummation of the Acquisition and the other transactions contemplated hereby or thereby or the compliance by Purchaser with the terms and conditions hereof and thereof, other than (i) those that may be required solely by reason of the Company’s or any Affiliate of the Company’s (as opposed to any other third party’s) participation in the transactions contemplated hereby or by the Other Transaction Documents, (ii) compliance with and such filings and notifications as may be required under applicable state property transfer laws or Environmental Laws, (iii) compliance with and filings or notices required by the rules and regulations of any applicable securities exchange and (iv) such other Consents the absence of which, or other filings the failure to make or obtain which, individually or in the aggregate, would not be reasonably likely to result in a Purchaser Material Adverse Effect.

SECTION 5.03. Proceedings. There are no (a) outstanding Injunctions of any Governmental Entity or arbitration tribunal against Purchaser, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser.

SECTION 5.04. Permits. Purchaser is legally, financially and otherwise qualified to obtain a Controlled Substance Registration Certificate issued by the Drug Enforcement Administration of the United States Department of Justice (the “DEA”), and any associated requisite state licenses or approvals that are substantially similar to the Company’s certificates identified in Section 3.10 of the Company Disclosure Schedule (collectively, the “DEA Certificate”). To the knowledge of Purchaser, there are no facts or circumstances related to Purchaser or any of its Affiliates that would reasonably be expected to (a) result in the refusal by the DEA to issue a Controlled Substance Registration Certificate to Purchaser, (b) delay the obtaining of such certificate or (c) cause the DEA to impose any condition on its granting such certificate.

SECTION 5.05. Solvency. Immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, the payment of the Purchase Price and the payment of all fees and expenses related to the transactions contemplated by this Agreement and the Other Transaction Documents, Purchaser will be Solvent.

SECTION 5.06. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

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ARTICLE VI

Covenants of Purchaser

Purchaser covenants and agrees as follows:

SECTION 6.01. Confidentiality. Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby and by the Other Transaction Documents (including the terms and conditions of this Agreement and the Other Transaction Documents) is subject to the terms of a confidentiality agreement between AMRI and Parent dated as of September 26, 2014 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the confidentiality provisions of the Confidentiality Agreement shall terminate with respect to all information except information provided to Purchaser by or on behalf of the Company, Parent or their respective Representatives concerning Parent or any Affiliate of Parent (other than the Company) and the terms and conditions of this Agreement and the Other Transaction Documents, unless such disclosure is required by applicable Law. Notwithstanding anything to the contrary contained in this Section 6.01, the covenant set forth in this Section 6.01 shall terminate five years after the date hereof.

SECTION 6.02. No Use of Certain Names; Transitional License. (a) Following the Closing, Purchaser shall promptly, (i) and in any event within 90 days after the Closing Date, revise sales and product literature, purchase orders, invoices, shipping documents, packaging and labeling and similar materials to delete all references to “Aptuit” and “Indigo”; provided that, for a period of nine months from the Closing Date, Purchaser may continue to distribute sales and product literature and any Inventory of the Business that uses any reference to “Aptuit” or “Indigo” to the extent that such sales and product literature and Inventory of the Business exists on the Closing Date, and Parent hereby grants to Purchaser for such nine-month period the limited right and a royalty-free paid up license to so use Parent’s trademarks, trade dress, copyrights and other Intellectual Property owned by Parent (and covenants to cause its Affiliates to grant Purchaser the limited right and a royalty-free paid up license to so use such Affiliate’s trademarks, trade dress and copyrights under any copyrights and other Intellectual Property owned by such Affiliate) that have been used in connection with the manufacture, distribution, marketing and sale of the Business’s products, to the extent necessary to allow Purchaser to so use such sales and product literature and Inventory and (ii) and in any event within 10 business days after the Closing Date, (A) remove “Aptuit” and “Indigo” from any signage on any Owned Property, vehicles or other assets (other than Inventory, sales and product literature, purchase orders, invoices, shipping documents, packaging and labeling and similar materials) and (B) remove “Aptuit” and “Indigo” from any websites operated in connection with the Business. In no event shall Purchaser use any reference to “Aptuit” or “Indigo” after the Closing Date in any manner or for any purpose different from the use of “Aptuit” or “Indigo”, respectively, by the Business during the 90-day period preceding the Closing Date. Nine months after the Closing Date, Purchaser agrees that it will destroy or return to the Company any remaining sales or product literature and Inventory acquired pursuant to this Agreement that contain any reference to “Aptuit” or “Indigo”. “Aptuit” and “Indigo” each means any brand name, trademark or service mark under which the Business has at any time been conducted or which at any time has been used by or in the Business and contains “Aptuit” or “Indigo” respectively, and any name that, in the reasonable judgment of Parent, is similar thereto, and any variations and derivatives of the foregoing, and any other logos or trademarks of the Company or its Affiliates not included in the Company Intellectual Property.

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(b) Except as expressly permitted in Section 6.02(a), neither Purchaser nor any of its Affiliates shall use “Aptuit” at any time or in any way following Closing.

SECTION 6.03. [RESERVED].

SECTION 6.04. Directors, Managers and Officers. (a) Purchaser acknowledges and agrees that it and its Affiliates shall waive certain claims and rights to indemnification as set forth in Section 6.04 of the Company Disclosure Schedule.

(b) The parties hereby acknowledge and agree that from and after the Closing each of the parties set forth on Section 6.04 of the Company Disclosure Schedule shall be an express third party beneficiary of this Section 6.04, and they shall have the additional rights set forth therein.

ARTICLE VII

Mutual Covenants

SECTION 7.01. Post-Closing Cooperation. (a) Each of the Company and Purchaser shall use commercially reasonable efforts to cooperate with each other, and shall cause their respective Representatives to use commercially reasonable efforts to cooperate with each other, for a period of one year after the Closing to ensure the orderly transition of the Business from the Company to Purchaser and to minimize any disruption to the Business and the other respective businesses of the Company, Parent and Purchaser that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, each of the Company and Purchaser shall furnish or cause to be furnished to each other and their respective Representatives, at the requesting party’s sole expense, reasonable access, during normal business hours, to such information, Records (including furnishing copies thereof) and assistance (including access to personnel) relating to the Company and the Business (to the extent within the control of such party) as is reasonably necessary (i) for financial reporting and accounting matters, (ii) for the preparation and filing of any Tax Returns, (iii) for other reasonable business purposes, (iv) to facilitate the investigation, litigation, settlement and final disposition of any claims, including assessments, that may have been or may be made by or against the Company, Purchaser or any of their respective Affiliates or (v) in connection with any investigation by any Governmental Entity. The obligation to use commercially reasonable efforts to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Purchaser and the Company each shall reimburse the other party for reasonable out-of-pocket costs and expenses incurred in assisting the other party or its respective Affiliates pursuant to this Section 7.01. Neither Purchaser nor the Company shall be required by this Section 7.01 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

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(b) From the date hereof to the Closing, the Company shall give Purchaser and its Representatives reasonable access, during normal business hours and upon reasonable advance written notice, to personnel, properties and Records relating to the Business; provided that such access (a) does not unreasonably disrupt the normal operations of the Company or the Business, (b) would not reasonably be expected to violate any attorney-client privilege of the Company or violate any applicable Law (including antitrust Laws), (c) would not reasonably be expected to breach any duty of confidentiality owed to any person whether the duty arises contractually, statutorily or otherwise and (d) shall in no case include any environmental sampling, testing or other intrusive investigation.

SECTION 7.02. Publicity. The Company and Purchaser agree that no public release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party or its Affiliates prior to the press release contemplated in the last sentence of this Section 7.02 without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-U.S. securities exchange or listing authority based on advice of counsel or made in accordance with the public filing practices of Purchaser, in which case the party required to make the release or announcement shall allow the other party a reasonable opportunity to comment on such release or announcement in advance of such issuance; provided that each of the Company, Parent and Purchaser may make internal announcements to their respective employees that are consistent with such party’s prior public disclosures regarding the transactions contemplated hereby and otherwise have been made in accordance with this Section 7.02. The Company and Purchaser agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form, of substance and with timing agreed upon by the Company and Purchaser.

SECTION 7.03. Tax Matters. (a) All Transfer Taxes incurred in connection with the acquisition of the Transferred Assets shall be borne one-half by Purchaser and one-half by Parent. Purchaser and the Company agree that any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local Law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least ten days prior to the due date for such Tax Returns.

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(b) The parties shall use reasonable efforts to avail themselves of any available exemptions from any Transfer Taxes or fees applicable to the Acquisition, and to cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

(c) The Company shall not permit to exist any Tax deficiencies (including penalties and interest) of any kind assessed against or relating to the Transferred Assets or the Assumed Liabilities with respect to any taxable periods ending on or before the Closing of a character or nature that could reasonably be expected to result in Liens or claims on any of the Transferred Assets or on Purchaser’s or its Affiliates’ title or use of the Transferred Assets following the Closing or that would reasonably be expected to result in any claim against or liability of Purchaser or any of its Affiliates.

(d) For purposes of this Agreement, all real property Taxes, personal property Taxes, and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between the Company and the Purchaser as of the Closing Date based on the number of days of such taxable period ending on and including the Closing Date (“Pre-Closing Apportioned Period”) and the number of days of such taxable period beginning the day after the Closing Date through the end of such taxable period (the “Post-Closing Apportioned Period”). The Company shall be liable for the proportionate amount of Apportioned Obligations that is attributable to the Pre-Closing Apportioned Period. The Purchaser shall be liable for proportionate amount of the Apportioned Obligations that is attributable to the Post-Closing Apportioned Period.

(e) For all Tax purposes, Purchaser, the Company and their respective Affiliates agree to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Company for the transactions contemplated by this Agreement, unless otherwise required by applicable Law.

SECTION 7.04. Allocation of Final Purchase Price. (a) No later than 120 days after the date of this Agreement, Purchaser shall deliver to the Company a statement (the “Allocation Statement”) allocating the Purchase Price (including any Assumed Liabilities), for U.S. federal, state and local Tax purposes among the Transferred Assets on a separate basis in accordance with Section 1060 of the Code, the Treasury Regulations promulgated thereunder and any similar provision of state, local or foreign Law, as applicable.

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(b) The Allocation Statement proposed by Purchaser shall be based on values determined by an independent appraisal of the Transferred Assets. To the extent agreed upon by the Company and Purchaser, except as otherwise required by Law, the proposed Allocation Statement shall be used solely for purposes of filing any applicable Tax forms and all Tax Returns filed by each of the Company and Purchaser; provided that, the Company acknowledges that Purchaser may use a different allocation for financial reporting purposes. For the avoidance of doubt, if the parties are unable to resolve any differences regarding the proposed allocation each party shall be free to adopt its own allocation. The Company and Purchaser agree to promptly provide each other with any other information required to complete any applicable Tax forms and Tax Returns.

SECTION 7.05. Intercompany Arrangements. Each of the Company and Purchaser acknowledges and agrees that except as set forth in Section 7.05 of the Company Disclosure Schedule and except for arrangements under the Transaction Documents, upon the Closing, all Contracts or other arrangements (including intercompany balances) between Parent or its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, that were entered into prior to the Closing will be canceled, terminated or extinguished, as the case may be, without payment or liability.

SECTION 7.06. Agreement Not To Solicit. (a) During the period beginning as of the Closing Date and ending on the date that is eighteen months after the Closing Date, each of the Company and Parent will not, nor will it permit its Affiliates to, directly or indirectly, except with the prior written consent of Purchaser, solicit for employment, employ or assist any other person in employing any Employee holding a management or executive level position with Purchaser or any of its Affiliates after the date hereof; provided that this shall not preclude each of the Company and Parent or any of their Affiliates from hiring any such Employee who (A) has had his or her employment terminated by Purchaser or any of its Affiliates at least six months prior to being hired by Parent or its Affiliates or (B) responds to any general solicitation placed by Parent or any of its Affiliates not specifically directed towards any such Employee.

(b) During the period beginning as of the Closing Date and ending on the date that is eighteen months after the Closing Date, Purchaser will not, nor will it permit its Affiliates to, directly or indirectly, (i) induce or encourage any employee of Parent or its Affiliates who is not an Employee to leave the employment of Parent or its Affiliates or (ii) except with the prior written consent of Parent, solicit for employment, employ or assist any other person in employing any employee of Parent or its Affiliates (other than an Employee) (A) who is holding a management or executive level position or (B) with whom Purchaser has had contact, or with respect to which Purchaser or its Representatives have obtained access to information, in connection with the transactions contemplated by the Transaction Documents; provided that this clause (ii) shall not preclude Purchaser or any of its Affiliates from hiring any such employee who (A) has had his or her employment terminated by Parent or any of its Affiliates at least six months prior to being hired by Purchaser or its Affiliates or (B) responds to any general solicitation placed by Purchaser or any of its Affiliates not specifically directed towards any such employee.

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SECTION 7.07. Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, each of the Company and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Acquisition and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) take all acts necessary to cause the conditions to the Closing to be satisfied by January 30, 2015 (or such later date as the parties may agree in writing), (ii) execute and deliver any additional instruments necessary to consummate the Acquisition and (iii) transfer the Transferred Permits. Additionally, each of the Company and Purchaser shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article VIII not being satisfied in a timely manner.

SECTION 7.08. Ordinary Conduct. (a) From the date hereof to the Closing, except as set forth in Section 7.08(a) of the Company Disclosure Schedule or otherwise contemplated or permitted by the terms of this Agreement, the Company shall cause the Business to be conducted in all material respects in the ordinary course of business consistent with past practice and use all commercially reasonable efforts to maintain and preserve intact the Business and to maintain satisfactory relationships with suppliers, customers, distributors, employees (other than in connection with any actions required to be taken by the Company hereunder or any action taken by Purchaser or its Affiliates), and other persons having business relationships with the Business.

(b) From the date hereof to the Closing, except as set forth in Section 7.08(b) of the Company Disclosure Schedule, otherwise contemplated or permitted by the terms of this Agreement, required by applicable Law or with respect to matters as to which Purchaser shall have no Liabilities after the Closing, the Company shall not do any of the following in respect of the Business without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i) subject any of the Transferred Assets to any Lien of any nature, other than Permitted Liens;

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(ii) except (A) as required to comply with a Contract, or a Transferred Benefit Plan as in effect on the date of this Agreement, (B) as relates to a substantial number of other similarly situated employees in connection with the Parent Benefit Plans and would not result in increased costs to Purchaser or its Affiliates, (C) for actions which the Company or its Affiliates is solely liable, or (D) for the payment of full fiscal year 2014 bonuses in the ordinary course of business to all bonus-eligible Employees, (1) grant any loan or any increase in the compensation or benefits of, or pay any bonus to, any Employee, (2) pay to any Employee any compensation or benefit not provided for under any Transferred Benefit Plan, other than the payment of cash compensation in the ordinary course of business consistent with past practice, (3) grant any increase in change of control, retention, severance, separation, termination or similar compensation or benefits to any Employee, (4) adopt, establish, enter into, amend or modify, or agree to establish, amend or modify (or announce an intention to establish, amend or modify), or terminate any Transferred Benefit Plan, (5) take any action to accelerate, or that could reasonably be expected to result in the acceleration of, the time of vesting or payment of any compensation or benefit to any Employee or (6) hire any individual who would be an Employee of the Business who is not disclosed on Exhibits C and D of the Company Disclosure Schedule or terminate any Employee of the Business other than for cause (as determined by the Company in its reasonable discretion);

(iii) make any change in its accounting methods, principles or practices except as required by GAAP or by applicable Law;

(iv) sell, lease or otherwise dispose of any material Transferred Assets, except for (A) sales of raw materials, work-in-process, finished goods, supplies, parts, spare parts and other inventories, in each case, in the ordinary course of business, (B) assets that were obsolete or no longer used in the Business and (C) cash distributions to its Affiliates;

(v) waive any claims or rights of value related to the Business, other than in the ordinary course of business;

(vi) amend, modify or terminate any Material Contracts or enter into any Contract that would have constituted a Material Contract if entered into prior to the date of this Agreement, other than in the ordinary course of business;

(vii) fail to keep current and in full force and effect or renew any material Permits;

(viii) acquire, directly or indirectly, any material assets, securities, properties, interests or business for the conduct of the Business;

(ix) make any loans, advances or capital contributions to, or investments in, any other person in connection with the Business, other than in the ordinary course of business;

(x) other than in the ordinary course of business, engage in (1) any loading practices or other promotional sales or discount activity with any customers or distributors of the Business or (2) any other promotional sales or discount activity related to the Business; or

(xi) authorize or agree to do, whether in writing or otherwise, any of the foregoing actions.

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SECTION 7.09. Notice of Certain Events.

(a) Prior to the Closing, the Company shall promptly notify Purchaser in writing of:

(i) any written notice from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iii) any Proceeding commenced or, to the knowledge of the Company, threatened in writing that relates to the consummation of the transactions contemplated by this Agreement.

(b) No notice pursuant to this Section shall affect any representation or warranty given by the Company hereunder or any of Purchaser’s rights hereunder, including under Article III.

SECTION 7.10. Record Retention. Each of the Company and Purchaser agrees that, for a period of not less than seven years following the date hereof (or such longer period as may be required by applicable Law), it shall not destroy or otherwise dispose, or permit the destruction or disposal, of any of the Records relating to the Business in its or its Affiliates’ possession; provided, however, that Records relating to the finances and Taxes of the Company (“Tax Records”) shall not be destroyed or otherwise disposed of until the expiration of the statutes of limitations (including any extensions thereof) for the taxable period or periods to which such Tax Records relate; provided further, however, that such Tax Records may be destroyed or otherwise disposed of after the expiration of the statutes of limitations (including any extensions thereof) for the taxable period or periods to which such Tax Records relate without any restriction under this Agreement. Notwithstanding the foregoing, each of the Company and Purchaser shall have the right to destroy all or part of such Records (other than Tax Records) (i) after the fifth anniversary of the date hereof by giving the other party 20 business days’ prior written notice of such intended disposition and by offering to deliver to such other party, at such other party’s expense, custody of such Records as it intends to destroy or (ii) after the seventh anniversary of the date hereof without any restriction under this Agreement. In the event that, at or after the Closing, (a) any document or information relating to the Business is in or comes into the possession of the Company or any of its Affiliates, the Company shall promptly deliver such document or information to Purchaser or (b) any document or information relating to any business of the Company or any of its Affiliates (other than the Business) is in or comes into the possession of Purchaser or any of its Affiliates, Purchaser shall promptly deliver such document or information to the Company.

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SECTION 7.11. Permits. During the period beginning as of the Closing Date and ending on the date that is 75 days after the Closing Date, each of the Company, Parent and Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions set forth on Section 7.11 of the Company Disclosure Schedule.

ARTICLE VIII

Conditions to Closing

SECTION 8.01. Conditions to Each Party’s Obligations. The obligation of Purchaser to purchase, acquire, accept and pay for the Transferred Assets (including the assumption of the Assumed Liabilities) and the obligation of the Company to sell, convey, transfer, assign and deliver the Transferred Assets to Purchaser is subject to the satisfaction (or waiver by Purchaser and the Company) on or prior to the Closing Date of the following condition:

(a) No Injunctions or Restraints. No Law or Injunction enjoining or otherwise prohibiting the Acquisition shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts (as required by Section 7.07) to prevent the occurrence or entry of any such Injunction.

(b) DEA Certificate. The Purchaser has obtained the DEA Certificate.

SECTION 8.02. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase, acquire, accept and pay for the Transferred Assets (including the assumption of the Assumed Liabilities) is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company (without regard to materiality or Company Material Adverse Effect qualifiers contained within such representations and warranties) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company at or prior to Closing.

(c) Ancillary Agreements. The Company or Parent, as applicable, shall have executed and delivered to Purchaser the Other Transaction Documents to which they are a party and that are required under this Agreement to be delivered at Closing.

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(d) No Company Material Adverse Effect. Since the date of this Agreement, no event or events shall have occurred and be continuing that, individually, or in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

SECTION 8.03. Conditions to Obligation of the Company. The obligation of the Company to sell, convey, transfer, assign and deliver the Transferred Assets is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser (without regard to materiality or Purchaser Material Adverse Effect qualifiers contained within such representations and warranties) shall be true and correct as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to Closing.

(c) Ancillary Agreements. Purchaser shall have executed and delivered to the Company the Other Transaction Documents to which it is a party and that are required under this Agreement to be delivered at Closing.

SECTION 8.04. Frustration of Closing Conditions. Neither Purchaser nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 7.07.

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ARTICLE IX

Employee Matters

SECTION 9.01. Transfer of Employees. No later than 10 days prior to the Closing Date, Purchaser shall make written offers of employment, effective as of 11:59 p.m. on the Closing Date (the “Transfer Time”), to all Employees who on the Closing Date are actively at work (each, an “Active Employee”), with compensation and benefits levels as described in Section 9.01 of the Company Disclosure Schedule. Offers pursuant to this Section 9.01 shall comply with applicable Law. For purposes of this Agreement, any Employee who is not actively at work on the Closing Date due to a short-term absence (including due to vacation, holiday, illness or injury of shorter duration than a long-term disability, jury duty or bereavement leave) in accordance with applicable policies of the Parent or its applicable Affiliate shall be deemed an Active Employee. With respect to each Employee who is not an Active Employee (an “Inactive Employee”) on the Closing Date, Purchaser shall make written offers of employment (which shall include Purchaser’s compliance with Purchaser’s covenants set forth in this Article IX) to each such Inactive Employee effective as of the date on which such Inactive Employee presents himself or herself to Purchaser for active employment following the Closing Date to the same extent, if any, as the Company would be required to reemploy such Inactive Employee in accordance with its policies as in effect on the Closing Date and applicable Law. Each Employee who accepts Purchaser’s offer of employment is referred to herein as a “Transferred Employee”. Purchaser shall perform the actions set forth in Section 9.01 of the Company Disclosure Schedule (it being understood and agreed that Purchaser shall be permitted to use commercially reasonable efforts to perform such actions where commercially reasonable efforts are permitted under the terms of such Schedule). In the case of any Inactive Employee who becomes a Transferred Employee following the Closing Date, all references in this Agreement to the Transfer Time shall be deemed to be references to 11:59 p.m. on the date that such individual becomes a Transferred Employee. Except as otherwise provided in this Agreement, the Company shall be responsible for all Losses and other Liabilities relating to any non-Transferred Employees, including severance (if any) and the payment of accrued but unused vacation (if any).

SECTION 9.02. [RESERVED].

SECTION 9.03. Benefit Plans and Agreements. At the Closing, Purchaser shall honor and assume the Transferred Benefit Plans as in effect as of the Closing, regardless of whether the obligations, liabilities and commitments pursuant to such Transferred Benefit Plans arise before, on or after the Closing. Effective as of the Transfer Time, each Transferred Employee shall cease to be an employee of Parent and shall cease active participation in each Parent Benefit Plan (other than the Transferred Benefit Plans).

SECTION 9.04. Service Credit. From and after the applicable Transfer Time, Purchaser and its Affiliates shall (a) recognize, for purposes of eligibility, participation and levels of benefits (but not for purposes of benefit accruals except for vacation and severance plans or policies) under all plans, programs and arrangements established or maintained by Purchaser or any of its Affiliates for the benefit of each Transferred Employee service with Parent and its Affiliates and predecessors prior to the applicable Transfer Time to the extent such service was recognized under the corresponding Parent Benefit Plan or any other plan program, agreement, arrangement or understanding of Parent or its Affiliates covering such Transferred Employee as of immediately prior to the applicable Transfer Time, (b) waive any pre-existing condition exclusion, actively-at-work requirement or waiting period under all employee health and other welfare benefit plans established or maintained by Purchaser or its Affiliates for the benefit of each Transferred Employee except to the extent such pre-existing condition, exclusion, requirement or waiting period would have applied to such Transferred Employee under the corresponding Parent Benefit Plan or any other plan, program, agreement, arrangement or understanding of Parent or its Affiliates covering such Transferred Employee as of immediately prior to the applicable Transfer Time and (c) provide full credit for any co-payments, deductibles or similar payments made or incurred with respect to each Transferred Employee prior to the applicable Transfer Time for the plan year in which the applicable Transfer Time occurs. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall operate to duplicate any benefit provided to any Transferred Employee or the funding of any such benefit.

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SECTION 9.05. Accrued Vacation. For purposes of determining the number of vacation days to which each Transferred Employee shall be entitled during the calendar year in which the Transfer Time occurs, Purchaser shall assume and honor all vacation days accrued or earned but not yet taken by such Transferred Employee as of the Transfer Time. To the extent that a Transferred Employee is entitled to be paid for any vacation days accrued or earned but not yet taken by such Transferred Employee as of the Transfer Time, Purchaser shall discharge the liability for such vacation days.

SECTION 9.06. WARN Act and Other Notices. Purchaser agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and any similar Federal, state or local Law and to otherwise comply with the WARN Act and any Federal, state or local Law with respect to any “plant closing”, “mass layoff” or “employment loss” (each as defined in the WARN Act) or group termination or similar event affecting Transferred Employees (including as a result of the consummation of the transactions contemplated by this Agreement) (collectively, “WARN Events”) and occurring on or after the Closing. Purchaser shall assume liability for, and shall fully indemnify and hold harmless Parent and its Affiliates with respect to, any Liability incurred by Parent or any of its Affiliates pursuant to the WARN Act or any similar applicable Law to the extent such Liability arises from actions of Purchaser or any of its Affiliates on or after the Closing, including with respect to the actions described in the immediately preceding sentence. Parent agrees to provide, or to cause its Affiliates to provide, any required notice under the WARN Act and any similar Federal, state or local Law with respect to any WARN Event occurring prior to the Closing. As of the Closing, Parent shall provide Purchaser with a list of former Employees who were terminated within the 90-day period prior to Closing.

SECTION 9.07. [RESERVED].

SECTION 9.08. No Third Party Beneficiaries; No Amendment. The provisions of this Article IX are solely for the benefit of the parties to this Agreement and nothing in this Article IX, express or implied, shall confer upon any Employee, former employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Article IX, express or implied, shall be construed to prevent Purchaser or any of its Affiliates from terminating or modifying to any extent or in any respect any benefit plan that Purchaser or any such Affiliate may establish or maintain. Notwithstanding any provision of this Article IX to the contrary, the terms of this Article IX are not intended to, and shall not, constitute an amendment to any employee benefit plan, program or arrangement of Parent , Purchaser or any of their respective Affiliates.

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ARTICLE X

Termination; Effect of Termination

SECTION 10.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(i) by mutual written consent of the Company and Purchaser;

(ii) by the Company, if any of the conditions set forth in Section 8.01 or 8.03 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by the Company;

(iii) by Purchaser, if any of the conditions set forth in Section 8.01 or 8.02 shall have become incapable of fulfillment by the Outside Date and shall not have been waived by Purchaser; or

(iv) by the Company or Purchaser, if the Closing does not occur on or prior to March 31, 2015 (the “Outside Date”);

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties or covenants contained in this Agreement.

(b) In the event of termination by the Company or Purchaser pursuant to this Section 10.01, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be abandoned, without further action by any party. If the transactions contemplated by this Agreement are abandoned as provided herein:

(i) Purchaser shall, and shall cause each of its directors, officers, employees, agents, Representatives and advisors to, return to the Company all documents and other material received from the Company or the Company’s Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by Purchaser, its directors, officers, employees, agents, representatives or advisors with respect to the businesses of the Company and its Affiliates (including with respect to the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

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SECTION 10.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 10.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 6.01 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from the Company or the Company’s Representatives, (ii) Section 3.23 and Section 5.06 relating to finder’s fees and broker’s fees, (iv) Section 10.01 and this Section 10.02 and (v) Section 7.02 relating to publicity. Nothing in Section 10.01 or this Section 10.02 shall be deemed to release any party from any liability for any breach by such party of the terms, conditions and other provisions of this Agreement prior to termination.

ARTICLE XI

Indemnification

SECTION 11.01. Indemnification by the Company and Parent. (a) From and after the Closing, the Company and Parent shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, managers, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by any such Purchaser Indemnitee to the extent arising from:

(i) any breach of any representation or warranty of the Company contained in this Agreement;

(ii) any breach of any covenant of the Company contained in this Agreement; and

(iii) any Retained Liability.

(b) Notwithstanding the foregoing, the Company and Parent shall not be required to indemnify any Purchaser Indemnitee and the Company and Parent shall not have any liability:

(i) under Section 11.01(a)(i) or under Section 9.01(a)(i) of the Stock Purchase Agreement, unless the aggregate of all Losses for which the Company or Parent, taken together, would be liable pursuant to (x) Section 11.01(a)(i) of this Agreement and (y) Section 9.01(a)(i) of the Stock Purchase Agreement, but for this clause (i) or Section 9.01(b)(i) of the Stock Purchase Agreement, exceeds on a cumulative basis an amount equal to the Final Deductible Amount, and then only to the extent of any such excess; provided that this clause (i) shall not apply to any claim for indemnification to the extent arising out of a breach of the representations set forth in Sections 3.01 (Organization, Standing and Authority; Execution and Delivery; Enforceability), 3.15 (Environmental Matters) and 3.23 (Brokers) (such representations, the “Company Fundamental Representations”), a breach of the representations set forth in the Seller Fundamental Representations (as defined in the Stock Purchase Agreement) or to the extent arising out of or in connection with fraud;

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(ii) (A) under Section 11.01(a)(i), together with any Losses indemnifiable under Section 9.01(a)(i) of the Stock Purchase Agreement, in excess of the Final Escrow Amount; provided, however, that this clause (ii)(A) shall not apply to any claim for indemnification to the extent arising out of a breach of the Company Fundamental Representations or the Seller Fundamental Representations or to the extent arising out of or in connection with fraud and (B) under Section 11.01(a)(i), together with any Losses indemnifiable under Section 9.01(a)(i) of the Stock Purchase Agreement (including to the extent arising out of a breach of the Company Fundamental Representations or the Seller Fundamental Representations) in excess of 100% of the Aggregate Final Purchase Price, except for claims to the extent arising out of or in connection with fraud;

(iii) under Section 11.01(a) to the extent the Company’s indemnity obligation otherwise arises as a result of any breach by Purchaser of a representation or warranty or covenant under any Transaction Document; and

(iv) under Section 11.01(a)(i) for any Losses arising out of a breach of the representations and warranties contained in Section 3.15, to the extent such Losses (A) exceed the reasonable costs necessary to comply with applicable Environmental Laws (in which case the Company shall not be required to indemnify any Purchaser Indemnitee and Company shall not have any liability only with respect to such excess), (B) are increased as a result of any condition that is caused, contributed to or exacerbated by any Release of Hazardous Material or violation of Environmental Law by or on behalf of Purchaser after the Closing Date (in which case the Company shall not be required to indemnify any Purchaser Indemnitee and the Company shall not have any liability only with respect to such increase), or (C) arise as a result of any invasive testing or sampling of soil, groundwater or other environmental media after the Closing Date, at, on or under any Owned Property (including any such testing or sampling in connection with any closure, decommissioning or cessation of operations at such Owned Property), except for such testing or sampling as required to be undertaken to comply with Environmental Law or as required by a prospective lender as a financing condition after Purchaser Indemnitee uses commercially reasonable efforts to otherwise satisfy such prospective lender regarding the relevant environmental matters.

(c) In no event shall the Company or Parent be obligated to indemnify any Purchaser Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02.

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(d) Parent absolutely, unconditionally and irrevocably guarantees to Purchaser the due and punctual payment and performance of, and compliance by the Company with all payment obligations set forth in Section 11.01 (the “Guaranteed Obligations”). Parent guarantees that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of Parent under or in respect of this Section 11.01 are independent of any liabilities or obligations of the Company under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against Parent to enforce its obligations under this Section 11.01, irrespective of whether any action is brought against the Company or whether the Company is joined in any such action or actions.

SECTION 11.02. Indemnification by Purchaser. (a) From and after the Closing, Purchaser shall indemnify the Company and its Affiliates and each of their respective officers, directors, managers, employees, agents and representatives (collectively, the “Company Indemnitees”) against, and hold them harmless from, any Loss suffered or incurred by any such Company Indemnitee to the extent arising from:

(i) any breach of any representation or warranty of Purchaser contained in this Agreement;

(ii) any breach of any covenant of Purchaser contained in this Agreement; and

(iii) any Assumed Liability.

(b) Notwithstanding the foregoing, Purchaser shall not be required to indemnify any Company Indemnitee and Purchaser shall not have any liability:

(i) under Section 11.02(a)(i) or under Section 9.02(a)(i) of the Stock Purchase Agreement, unless the aggregate of all Losses for which Purchaser or Stock Purchaser, taken together, would be liable pursuant to (x) Section 11.02(a)(i) of this Agreement and (y) Section 9.02(a)(i) of the Stock Purchase Agreement, but for this clause (i) or for Section 9.02(b)(i) of the Stock Purchase Agreement, exceeds on a cumulative basis an amount equal to the Final Deductible Amount, and then only to the extent of any such excess; provided that this clause (i) shall not apply to any claim for indemnification to the extent arising out of a breach of the representations set forth in Sections 5.01 (Organization, Standing and Authority; Execution and Delivery; Enforceability) and 5.06 (Brokers) (such representations, the “Purchaser Fundamental Representations”), a breach of the representations set forth in the Stock Purchaser Fundamental Representations or to the extent arising out of or in connection with fraud;

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(ii) (A) under Section 11.02(a)(i), together with any Losses indemnifiable under Section 9.02(a)(i) of the Stock Purchase Agreement, in excess of the Final Escrow Amount; provided, however, that this clause (ii)(A) shall not apply to any claim for indemnification to the extent arising out of a breach of the Purchaser Fundamental Representations or the Stock Purchaser Fundamental Representations or to the extent arising out of or in connection with fraud and (B) under Section 11.02(a)(i), together with any Losses indemnifiable under Section 9.02(a)(i) of the Stock Purchase Agreement (including to the extent arising out of a breach of the Purchaser Fundamental Representations or the Stock Purchaser Fundamental Representations) in excess of 100% of the Aggregate Final Purchase Price, except for claims to the extent arising out of or in connection with fraud; and

(iii) under Section 11.02(a) to the extent Purchaser’s indemnity obligation otherwise arises as a result of any breach by the Company of a representation or warranty or covenant under any Transaction Document.

(c) In no event shall Purchaser be obligated to indemnify any Company Indemnitee with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to Section 2.02.

SECTION 11.03. [RESERVED].

SECTION 11.04. Limitations on Liability; Cooperation.
(a) Notwithstanding any provision herein, neither the Company nor Purchaser shall in any event be liable to the other party or its Affiliates, officers, directors, employees, agents or representatives on account of any indemnity obligation set forth in Section 11.01 or Section 11.02 for any indirect, consequential, special, incidental or punitive damages (including lost profits, loss of use, damage to goodwill or loss of business), in each case, except (i) as may be payable to a claimant in a Third Party Claim and (ii) for consequential damages that are reasonably foreseeable and quantifiable.

(b) Purchaser and the Company shall cooperate with each other with respect to resolving any claim or liability with respect to which either party is obligated to indemnify the other party hereunder, including (i) by making commercially reasonable efforts to mitigate or resolve any such claim or liability and (ii) by filing claims, and seeking to recover available amounts, under applicable insurance policies.

(c) Purchaser and the Company further acknowledge and agree that, from and after the Closing, its and its Affiliates’ sole and exclusive remedy with respect to any and all claims relating to any Transaction Document, the Acquisition or any other transactions contemplated by any Transaction Document, the Business and the Company, including under any Law (other than pursuant to Section 12.11 and other than claims of, or causes of action arising from, fraud) or Environmental Law (including CERCLA or any similar state law), shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, Purchaser, on the one hand, and the Company, on the other hand, hereby waives, on behalf of itself and each of its Affiliates, from and after the Closing, to the fullest extent permitted under applicable Law or Environmental Law (including CERCLA or any similar state law), any and all rights, claims and causes of action (other than pursuant to Section 12.11 and other than claims of, or causes of action arising from, fraud) for damages it or any of its Affiliates may have against the Company (in the case of Purchaser) or Purchaser (in the case of the Company) or any of their respective Affiliates arising under or based upon any Transaction Document, the Acquisition or any other transactions contemplated by any Transaction Document, the Business or the Company or any Law or Environmental Law (including CERCLA or any similar state law), except pursuant to the indemnification provisions set forth in this Article XI.

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SECTION 11.05. Calculation of Losses. For the purposes of the indemnification provisions set forth in this Article XI, any Losses or amounts otherwise payable hereunder shall be determined on the basis of the net effect after giving effect to any cash payments, setoffs, recoupment or other payments, in each case, actually received, realized or retained by the indemnified party (including any amounts recovered or recoverable by the indemnified party under insurance policies) as a result of any event giving rise to a claim for such indemnification. The amount of the Loss arising out of any item included as a Current Liability in calculating Closing Working Capital shall be calculated net of the amount so included. The amount of the Loss arising out of any reduction in value of any Current Asset acquired at the Closing shall be calculated net of the reported value of such Current Asset used in calculating Closing Working Capital.

SECTION 11.06. Termination of Indemnification. (a) The obligations to indemnify and hold harmless a party hereto pursuant to (i) Sections 11.01(a)(i) and 11.02(a)(i), as each relates to breaches of representations and warranties, shall terminate when the applicable representation or warranty terminates pursuant to Section 11.06(b), and (ii) the other clauses of Sections 11.01 and 11.02 shall not terminate; provided that, as to clauses (i) and (ii) of this sentence, such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or a related party thereto, or any person on behalf of such indemnified person or related party, shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

(b) The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Sections 11.01 and 11.02 and shall terminate at the close of business on the earlier of (x) 30 days after the completion of the annual audit of the Business for the fiscal year ended December 31, 2015 and (y) 18 months after the Closing Date; provided that the Company Fundamental Representations and the Purchaser Fundamental Representations shall terminate 30 days after the expiration of the applicable statute of limitations.

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SECTION 11.07. Procedures Relating to Indemnification for Third Party Claims. (a) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any person not a party, or an Affiliate of a party, to this Agreement against such indemnified party (a “Third Party Claim”), such indemnified party must notify the party responsible for such indemnification (the “indemnifying party”) in writing, and in reasonable detail, of the Third Party Claim within 20 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been materially and actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which such indemnified party failed to give such notice). Thereafter, such indemnified party shall deliver to the indemnifying party, promptly after such indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by such indemnified party relating to the Third Party Claim.

(b) If a Third Party Claim is made against any indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by such indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to any indemnified party for legal expenses subsequently incurred by such indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, each indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by any indemnified party for any period during which the indemnifying party has not assumed the defense of a Third Party Claim (other than during the period prior to the time the indemnifying party was given notice of such Third Party Claim as provided above).

(c) If the indemnifying party so elects to defend or prosecute any Third Party Claim, all of the indemnified parties shall use commercially reasonable efforts to cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of Records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third Party Claim, each indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the Liability in connection with such Third Party Claim and that releases such indemnified party completely in connection with such Third Party Claim; provided that such indemnifying party shall not consent, and the indemnified party shall not be required to agree, to the entry into any settlement, compromise or discharge that (i) requires an express admission of wrongdoing by the indemnified party or (ii) provides for injunctive or other non-monetary relief affecting the indemnified party in any way.

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(d) Notwithstanding the foregoing provisions of this Section 11.07, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by any indemnified party in defending such Third Party Claim) if (i) such indemnifying party has not acknowledged in writing its obligation to indemnify the indemnified party in accordance with this Article XI against any Losses that may result from such Third Party Claim, (ii) such indemnified party shall have reasonably determined in good faith, after conferring with its outside counsel, that an actual or a potential conflict of interest relating to the indemnifying party makes representation by the indemnifying party’s counsel inappropriate, (iii) such Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against such indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (iv) such Third Party Claim involves Tax matters or (v) such Third Party Claim alleges criminal conduct or involves criminal penalties with respect to such indemnified party or its Affiliates.

(e) Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, no indemnified party shall admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld); provided that such indemnified party shall not consent, and the indemnifying party shall not be required to agree, to the entry into any settlement, compromise or discharge that (i) requires an express admission of wrongdoing by the indemnifying party or (ii) provides for injunctive or other non-monetary relief affecting the indemnifying party in any way.

SECTION 11.08. Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 11.01 or 11.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim to the indemnifying party after obtaining knowledge of such claim. The failure by such indemnified party so to notify such indemnifying party shall not relieve such indemnifying party from any liability which it may have to such indemnified party under Section 11.01 or 11.02, except to the extent that such indemnifying party demonstrates that it has been materially and actually prejudiced by such failure. If such indemnifying party disputes its liability with respect to such claim, such indemnifying party and such indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction as set forth in Section 12.12.

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SECTION 11.09. [RESERVED].

SECTION 11.10. Escrow. (a) The Escrow Account established in accordance with Section 2.01(d) shall be invested, maintained and disbursed in accordance with the terms and conditions of this Agreement and the Escrow Agreement. The parties hereto hereby agree to jointly instruct the Escrow Agent to disburse funds from the Escrow Account in accordance with this Section 11.10. The Final Escrow Amount shall be available to satisfy any and all claims of the Purchaser Indemnitees set forth in Article XI of this Agreement. In respect of claims covered by the Escrow Amount, Purchaser shall proceed first against the Escrow Account to the extent of the funds available therein to satisfy any such claims and may not proceed directly against the Company with respect thereto unless and until sufficient funds are no longer available in the Escrow Account (either because claims against the Escrow Account exceed the available balance therein or because any remaining balance therein has been distributed to the Company in accordance with the terms of this Agreement or the Escrow Agreement).

(b) On the earlier of (x) the date that is 30 days after the completion of the annual audit of the Business for the fiscal year ended December 31, 2015 and (y) that date that is 18 months following the Closing Date (or the next business day, if such date is not a business day) (the “Escrow Expiration Date”), all remaining funds of the Final Escrow Amount shall be disbursed to the Company, together with the earnings thereon. Notwithstanding the foregoing, if on the Escrow Expiration Date there is then pending and unresolved one or more claims of the Purchaser Indemnitees and if the Purchaser Indemnitees have delivered to the Company and to the Escrow Agent a notice at least one day prior to the Escrow Expiration Date setting forth an updated description in reasonable detail of all such claims to the extent known and the amount of each such claim to the extent reasonably quantifiable, the Escrow Agent shall retain in the Escrow Account, pending resolution of such claims, an amount equal to the aggregate amount so claimed, and upon final disposition of each such claim shall disburse to the Company the amount so withheld in excess of the remaining claim.

ARTICLE XII

Miscellaneous

SECTION 12.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto (including by operation of Law in connection with a merger, consolidation or sale of substantially all the assets of any party hereto) without the prior written consent of the other party hereto. Any attempted assignment in violation of this Section 12.01 shall be void.

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SECTION 12.02. No Third Party Beneficiaries. Except as expressly provided in Section 6.04 and Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 12.03. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, and except as otherwise specifically provided in this Agreement (including in Sections 2.02(b) and 11.07), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

SECTION 12.04. Amendments. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, Purchaser, on the one hand, or the Company, on the other hand, may waive compliance by the other party with any term or provision of this Agreement that such other party or parties were or are obligated to comply with or perform. Any such waiver shall only be effective in the specific instance and for the specific and limited purpose for which it was given and shall not be deemed a waiver of any other provision of this Agreement or of the same breach or default upon any recurrence thereof. No failure on the part of any party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

SECTION 12.05. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand; sent by email; sent by facsimile (with confirmation of receipt); or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, emailed or, if by facsimile, when receipt is so confirmed or, if mailed, three days after mailing (or one business day in the case of overnight mail or overnight courier service), as follows (or at such other address for a party as shall be specified by like notice):

(a) if to Purchaser or AMRI,

Albany Molecular Research, Inc.
26 Corporate Circle
Albany, NY 12203

Attention:	Lori M. Henderson
Facsimile:	(518) 512-2075
Email:	lori.henderson@amriglobal.com

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with a copy to:

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109

Attention:	John M. Mutkoski
Facsimile:	(617) 523-1231
Email:	jmutkoski@goodwinprocter.com

(b) if to Parent or the Company,

Aptuit, LLC
Two Greenwich Office Park
Greenwich, CT 06831

Attention:	John Fikre
Facsimile:	(203) 422-0266
Email:	john.fikre@aptuit.com

with a copy to:

Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, NY 10022

Attention:	Conner Mulvee
Facsimile:	(212) 893-9585
Email:	cmulvee@welshcarson.com

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Attention:	Thomas E. Dunn, Esq.
Facsimile:	(212) 474-3700
Email:	tdunn@cravath.com

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SECTION 12.06. Interpretation; Exhibits and Company Disclosure Schedule; Certain Definitions. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “or” shall be construed to have the same meaning and effect as the inclusive term “and/or”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have their defined meanings when used in the Company Disclosure Schedule, any Exhibit, any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein), (ii) the words “herein”, “hereto”, “hereby”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iii) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Agreement and (iv) the headings contained in this Agreement, the Company Disclosure Schedule, any Exhibit and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. the Company Disclosure Schedule and all Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b) For all purposes hereof:

“$” means lawful money of the United States of America.

“Accounts Payable” means all accounts payable and liabilities, obligations and commitments, regardless of when asserted, billed or imposed, of the Company or any of its Affiliates.

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any third party to the Company or any of its Affiliates as of the opening of business on the date hereof, including all trade accounts receivable representing amounts receivable in respect of goods shipped, products sold or services rendered prior to the opening of business on the date hereof and the full benefit of any security for such accounts or debts.

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Final Purchase Price” means the sum of (a) the Final Purchase Price and (b) the Stock Purchase Price.

“business day” means any day, other than a Saturday or Sunday, on which commercial banks are required or authorized to close in New York City.

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“Change in Control Payments” means any bonuses or other employment-related change in control payments, in each case payable by the Company to any Employee solely as a result of the consummation of the transactions contemplated by this Agreement, and shall include, for the avoidance of doubt, the payments payable by the Company as set forth in Column U (Retention Bonus/Change in Control) on Exhibit B to the Company Disclosure Schedule, including the employer-paid portion of any employment Taxes related thereto, but excluding any severance payments and any “double-trigger” payments and similar payments that are conditioned in part on any event other than the consummation of the transactions contemplated by this Agreement; provided, however, that in no event shall any such payments pursuant to any agreement or arrangement adopted or entered into by Purchaser (or by the Company at the written direction of Purchaser) on or after the date of this Agreement be considered Change in Control Payments. For the avoidance of doubt, in no event shall a Change in Control Payment be included in the calculation of Closing Working Capital.

“Closing Date” means the date on which the Closing takes place.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the Company’s disclosure schedule attached hereto and incorporated herein.

“Company Expenses” means, without duplication, (a) all amounts due and payable by the Company as of the Closing for all out-of-pocket costs and expenses incurred by the Company in connection with the negotiation of, and the consummation of the transactions contemplated by, this Agreement with respect to services provided by third-party Representatives, which Company Expenses shall be estimated in good faith and identified in a written statement delivered by the Company to Purchaser no later than one business day prior to the Closing Date and (b) Change in Control Payments.

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“Company Material Adverse Effect” means any change, development, effect, event, fact or occurrence that has had or would reasonably be expected to have a material adverse effect (a) on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole, (b) on the ability of the Company to consummate the Acquisition or the other transactions contemplated by this Agreement or (c) on the ability of the Company to perform its obligations under this Agreement and the Other Transaction Documents, in the case of each of clauses (b) and (c), in a timely manner. For purposes of this Agreement, “Company Material Adverse Effect” shall exclude any such change, development, effect, event, fact or occurrence to the extent resulting from (i) changes, developments, effects, events or occurrences in the credit, financial or capital markets of, or the economy in general in the United States or in the global economy in general, including changes in interest or exchange rates, (ii) changes, effects, events or occurrences in applicable Law or applicable accounting regulations or principles or interpretations thereof or prospective changes in applicable Law or applicable accounting regulations or principles, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory, legislative or political conditions, (iii) changes, developments, effects, events or occurrences in general in any of the industries or geographic areas relating to the Business, (iv) the execution and delivery of this Agreement or any Other Transaction Document, the consummation of the Acquisition, the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates or any action or inaction by Purchaser or its Affiliates (other than any action or inaction taken in accordance with Section 7.08), or the announcement or other publicity with respect to any of the foregoing (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees, labor unions or regulators or any litigation resulting or arising therefrom), (v) any acts or threats of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening of the foregoing, any hurricane, flood, tornado, earthquake, pandemics or natural disaster, or any other force majeure event, whether or not caused by any person, or any national or international calamity or crisis, (vi) the taking of, or failure to take, any action by the Company or any of its Affiliates required by this Agreement or consented to or requested by Purchaser in writing, (vii) any actions taken by Company or any of its Affiliates that are required by this Agreement to obtain approval or consent from any Governmental Entity in connection with the consummation of the Acquisition and the transactions contemplated by this Agreement or (viii) the failure of the Company or the Business to meet any internal or external projections, estimates, budgets, predictions, plans, milestones or forecasts (it being understood that the underlying facts giving rise or contributing to such change or such failure in clause (viii) may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), except, in the cases of clauses (i), (ii), (iii) and (v), to the extent that the Business, taken as a whole, is materially disproportionately affected thereby as compared with other participants in the industries in which the Business operates (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether a Company Material Adverse Effect has occurred, or is reasonably likely to occur).

“Copyrights” means, collectively, copyright registrations and copyright applications, together with all extensions and renewals thereof.

“Employee” means each individual who, as of the Closing Date, is employed (whether or not then on any leave of absence) by the Company.

“Environmental Law” means any Law or Injunction relating to pollution, protection of the environment, endangered or threatened species, the preservation or restoration of natural resources, including CERCLA or, as it relates to exposure to Hazardous Materials in the workplace, the protection of worker health and safety.

“Environmental Permits” means all licenses, certificates, permits, waivers, authorizations, registrations and approvals by or from any Governmental Entity required under or pursuant to Environmental Laws for the operation and conduct of the Business as conducted on the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

56

“ERISA Affiliate” means, with respect to any entity, any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Excluded Taxes” means (i) all Taxes of the Company and any of its Affiliates, or for which the Company, or any of its Affiliates is liable as transferee or successor, by contract or otherwise, or pursuant to any law, rule or regulation, for any taxable period, including any Taxes that arise as a result of the transactions contemplated by this Agreement (other than one-half of Transfer Taxes), for the avoidance of doubt, including any successor Liability arising from or related to any failure by the parties to comply with Laws relating to bulk transfers or bulk sales with respect to the transactions contemplated by this Agreement (notwithstanding the parties waiver hereto pursuant to Section 12.15 with respect to obtaining any clearance certificate or other bulk sales notice requirement); (ii) all Taxes relating to the Excluded Assets or Retained Liabilities for any taxable period; (iii) all Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for any Pre-Closing Tax Period (and with respect to any taxable period beginning before and ending after the Closing Date, for the portion of such taxable period ending on the Closing Date, subject to Section 7.03(d)); and (iv) all Transfer Taxes for which the Company is liable pursuant to Section 7.03(a).

“Final Deductible Amount” means $600,000.

“Final Escrow Amount” means $6,000,000.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the legal document(s) by which any person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws (or the articles of association, in the case of Parent), the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any supranational, national, Federal, state, provincial or local, whether U.S. or non-U.S., government or any court of competent jurisdiction, governmental agency, commission, authority, instrumentality or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or Taxing Authority, whether foreign or domestic, including any arbitral tribunal.

“Hazardous Material” means any petroleum or petroleum products, byproducts or distillates; radioactive materials or wastes; asbestos in any form; urea formaldehyde foam insulation; polychlorinated biphenyls; and any other chemical, material, substance or waste that in relevant form, quantity or concentration is prohibited, limited or regulated as “hazardous” or “toxic” or as a pollutant or contaminant by any Governmental Entity.

57

“Injunction” means any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree of any Governmental Entity.

“Intellectual Property” means, collectively, Patents, Trademarks, Copyrights, service marks, brand names, trade names, trade dress, unregistered copyrights, logos and slogans.

“Inventory” means all raw materials, work-in-process, parts, spare parts, packaging materials, labels, supplies, finished goods and other inventories (including in transit, on consignment or in the possession of any third party).

“knowledge of the Company” means the current actual knowledge of the persons identified in Section 12.06(b)(ii) of the Company Disclosure Schedule after due inquiry of such persons’ direct reports.

“Law” means any law (including any common law), statute, legally binding rule, ordinance or regulation.

“Liabilities” means liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued.

“Losses” means losses, claims, damages or expenses (including all reasonable legal fees and expenses).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Other Transaction Documents” means the Transaction Documents other than this Agreement.

“Parent Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and any other plan, program, agreement, arrangement or understanding providing for severance or retention benefits, profit-sharing, fees, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, incentive or deferred compensation, change-in-control benefits, vacation benefits, insurance, health or medical benefits, dental benefits, employee assistance programs, disability benefits, workers’ compensation benefits or post-employment or retirement benefits that is sponsored, maintained or contributed to, or required to be maintained or contributed to, by Parent or any of its Affiliates (including the Company) for the benefit of any Employee or any former employee of the Company, as applicable, in each case, excluding (i) any Multiemployer Plan and (ii) any such plan, program, agreement, arrangement or understanding that is required by applicable Law.

58

“Patents” means, collectively, patents, patent applications and statutory invention registrations, together with all counterparts, reissues, divisions/divisionals, continuations, continuations-in-part, extensions, provisional or supplemental protection certificates, renewals and reexaminations thereof.

“Permits” means all licenses, certificates, permits, authorizations, registrations and approvals by any Governmental Entity, excluding any and all Environmental Permits.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity, including such person’s successors and assigns.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Prime Rate” means the rate of interest from time to time publicly announced by Citibank, N.A., in its New York City office, as its prime or base rate, calculated on the basis of the actual number of days elapsed divided by 365.

“Purchaser Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the ability of Purchaser to (a) consummate the Acquisition or the other transactions contemplated by this Agreement or (b) perform its obligations under this Agreement and the Other Transaction Documents, in each case, in a timely manner.

“Records” means all books and records, including books of account; ledgers; general, financial and accounting records; files; invoices; lists of customers and suppliers; other distribution lists; billing records; sales and promotional literature; manuals; and customer and supplier correspondence; in each case, in any form or medium.

“Rejected Offer Liabilities” means all severance and other separation payments (including any change in control payments or enhancements triggered as a result of the consummation of the transactions contemplated by this Agreement) with respect to each Employee (i) for whom Purchaser or one of its Affiliates makes an offer of employment including incentive or bonus opportunities less favorable than applicable as of the date hereof and (ii) who rejects such offer.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” mean, with respect to any specified person, such person’s officers, directors, employees, agents, counsel, auditors and other representatives.

59

“Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person on a going concern basis will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities” as of such date, as such quoted terms are generally determined in accordance with applicable Federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Stock Purchase Price” means “Final Purchase Price” as such term is defined in the Stock Purchase Agreement on the date hereof.

“Stock Purchaser” means Albany Molecular Luxembourg S.à r.l.

“Stock Purchaser Fundamental Representations” means “Purchaser Fundamental Representations” as such term is defined in the Stock Purchase Agreement on the date hereof.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such person.

“Tax” means all national, Federal, state, provincial and local, whether U.S., UK or non-U.S. or non-UK, taxes, duties, imposts, social security contributions (including, for the avoidance of doubt, employer and employee national insurance contributions in the United Kingdom), deduction, withholding, or governmental charge, together with all related fines, penalties, interest, costs, charge and surcharges imposed by a Taxing Authority.

“Tax Return” means all returns, reports, elections, forms or similar statements filed or required to be filed with any Taxing Authority (including any schedules or attachments thereto and amendments thereof).

“Taxing Authority” means any Governmental Entity responsible for the imposition or administration of any Tax.

60

“Technology” means, collectively, trade secrets, confidential information, inventions, know-how, formulae, designs, processes, procedures, methods, research records, records of inventions, data, technology, test information, market surveys, marketing know-how and packaging specifications.

“Trademarks” means, collectively, trademark registrations, trademark applications, service mark registrations, service mark applications and domain name registrations, together with all extensions and renewals thereof and all goodwill associated therewith.

“Transaction Documents” means (a) this Agreement, (b) the Escrow Agreement, (c) the Transition Services Agreement and (d) the instruments, assignments and other documents and agreements executed prior to or at the Closing in connection with the implementation of the Acquisition.

“Transfer Taxes” means all transfer, documentary, sales, use, registration, and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Other Transaction Documents, the Acquisition or the other transactions contemplated hereby and thereby.

“Transferred Benefit Plan” means any Parent Benefit Plan or portion thereof that is sponsored or maintained by the Company or any of its subsidiaries for the benefit of their current and former Employees, or to which the Company or any of its subsidiaries is party. For purposes of Articles I and IX of this Agreement, subject, and without prejudice to Purchaser’s obligations with respect to the Rejected Offer Liabilities (which, for the avoidance of doubt, may include payment under plans that would be Transferred Benefit Plans if the Employee had become a Transferred Employee), “Transferred Benefit Plan” shall not include any employment agreement, offer letter, change in control agreement or similar agreement with any non-Transferred Employee.

“Transition Services Agreement” means the Transition Services Agreement in the form attached hereto as Exhibit B.

(c) The following defined terms have the meanings ascribed to such terms in the Sections set forth below:

Term	Section
$12.06(b)
Accounts Payable	12.06(b)
Accounts Receivable	12.06(b)
Accounting Firm	2.02(b)
Acquisition	Recitals
Active Employee	9.01
Affiliate	12.06(b)
Aggregate Final Purchase Price	12.06(b)
Agreement	Preamble

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Term	Section
Allocation Statement	7.04(a)
AMRI	Preamble
Apportioned Obligations	7.03(d)
Aptuit	6.02(a)
Assumed Liabilities	1.05(a)
Balance Sheet Date	3.05(c)
Balance Sheets	3.05(a)
Business	Recitals
business day	12.06(b)
CERCLA	3.15
Change in Control Payments	12.06(b)
Closing	2.01(a)
Closing Date	12.06(b)
Closing Working Capital	2.02(a)
Code	12.06(b)
control	12.06(b)
controlled	12.06(b)
controlling	12.06(b)
Company	Preamble
Company Disclosure Schedule	12.06(b)
Company Expenses	12.06(b)
Company Fundamental Representations	11.01(b)(i)
Company Indemnitees	11.02(a)
Company Intellectual Property	3.08(a)
Company Material Adverse Effect	12.06(b)
Confidentiality Agreement	6.01
Consent	3.02(b)
Contracts	3.09(a)
Copyrights	12.06(b)
Current Assets	2.02(d)
Current Liabilities	2.02(d)
DEA	5.04
DEA Certificate	5.04
Deed	Section 2.01(b)(vi)
Employee	12.06(b)
Environmental Law	12.06(b)
Environmental Permits	12.06(b)
ERISA	12.06(b)
ERISA Affiliate	12.06(b)
Escrow Account	2.01(d)
Escrow Agent	2.01(d)
Escrow Agreement	2.01(d)
Escrow Amount	2.01(d)
Escrow Expiration Date	11.10(b)
Excluded Assets	1.02(b)

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Term	Section
Excluded Taxes	12.06(b)
FDA	3.19(a)
Final Deductible Amount	12.06(b)
Final Escrow Amount	12.06(b)
Final Purchase Price	2.02(c)
Financial Statements	3.05(a)
GAAP	12.06(b)
Governing Documents	12.06(b)
Governmental Entity	12.06(b)
Guaranteed Obligations	11.01(d)
Hazardous Material	12.06(b)
Inactive Employee	9.01
indemnified party	11.07(a)
indemnifying party	11.07(a)
Indigo	6.02(a)
Injunction	12.06(b)
Insurance Policies	3.22
Intellectual Property	12.06(b)
Inventory	12.06(b)
IRS	3.12(a)
knowledge of the Company	12.06(b)
Law	12.06(b)
Liabilities	12.06(b)
Liens	3.02(a)
Losses	12.06(b)
Material Contract	3.09(b)
Multiemployer Plan	12.06(b)
Notice of Disagreement	2.02(b)
Other Rights	1.02(a)(ix)
Other Transaction Documents	12.06(b)
Outside Date	10.01(a)(iv)
Owned Property	3.07(a)
Parent	Preamble
Parent Benefit Plan	12.06(b)
Patents	12.06(b)
Permits	12.06(b)
Permitted Liens	3.06
person	12.06(b)
Post-Closing Apportioned Period	7.03(d)
Pre-Closing Apportioned Period	7.03(d)
Pre-Closing Tax Period	12.06(b)
Prime Rate	12.06(b)
Proceedings	1.03(a)
Purchase Price	1.01
Purchase Price Adjustment Principles	2.02(e)

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Term	Section
Purchaser	Preamble
Purchaser Fundamental Representations	11.02(b)(i)
Purchaser Indemnitees	11.01(a)
Purchaser Material Adverse Effect	12.06(b)
Records	12.06(b)
Release	12.06(b)
Representatives	12.06(b)
Retained Liabilities	1.05(b)
Solvent	12.06(b)
Statement	2.02(a)
Stock Purchase Agreement	Recitals
Stock Purchase Price	12.06(b)
Stock Purchaser	12.06(b)
Stock Purchaser Fundamental Representations	12.06(b)
subsidiary	12.06(b)
Target Working Capital	2.02(c)
Tax	12.06(b)
Tax Records	7.10
Tax Return	12.06(b)
Taxing Authority	12.06(b)
Technology	12.06(b)
Third Party Claim	11.07(a)
Trademarks	12.06(b)
Transaction Documents	12.06(b)
Transfer Taxes	12.06(b)
Transfer Time	9.01
Transferred Assets	1.02(a)
Transferred Benefit Plan	12.06(b)
Transferred Contracts	1.02(a)(vii)
Transferred Employee	9.01
Transferred Permits	1.02(a)(vii)
Transferred Real Property	1.02(a)(i)
Transition Services Agreement	12.06(b)
WARN Act	3.16(d)
WARN Events	9.05
Working Capital	2.02(d)

SECTION 12.07. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, email or other electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement.

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SECTION 12.08. Entire Agreement. This Agreement, the Other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 12.09. Fees. Each of the Company and Purchaser hereby represents and warrants that each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party pursuant to Sections 3.23 and 5.06, as applicable.

SECTION 12.10. Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

SECTION 12.11. Enforcement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an Injunction or Injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in an appropriate court of competent jurisdiction as set forth in Section 12.12, this being in addition to any other remedy to which any party is entitled at law or in equity. The parties hereto further agree (a) to cooperate fully in any attempt by the other party to obtain any such equitable remedy, (b) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy and (c) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, the parties hereto would not have entered into this Agreement.

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SECTION 12.12. Consent to Jurisdiction. Each party hereto hereby (a) agrees that any Proceeding, directly or indirectly, arising out of, under or relating to this Agreement, any Other Transaction Document or any transaction contemplated hereby or thereby, or for recognition or enforcement of any judgment, will be heard and determined in the Chancery Court of the State of Delaware (and each agrees that no such Proceeding relating to this Agreement will be brought by it or any of its Affiliates except in such court), subject to any appeal, provided that if jurisdiction is not then available in the Chancery Court of the State of Delaware, then any such claim, suit, action or other Proceeding may be brought in any Delaware state court or any Federal court located in the State of Delaware and (b) irrevocably and unconditionally submits to the exclusive jurisdiction of any such court in any such Proceeding. Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth in Section 12.05 shall be effective service of process for any Proceeding in Delaware with respect to any matters as to which it has submitted to jurisdiction in this Section 12.12. Each party hereto (i) irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement, any Other Transaction Document or any transaction contemplated hereby or thereby in any court referred to in the first sentence of this Section 12.12, (ii) irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

SECTION 12.13. AMRI Guarantee. AMRI absolutely, unconditionally and irrevocably guarantees to Parent and the Company the due and punctual payment and performance of, and compliance by Purchaser with, all payment, performance and other obligations set forth in this Agreement. AMRI guarantees that the Guaranteed Obligations will be satisfied strictly in accordance with the terms of this Agreement. The liabilities and obligations of AMRI under or in respect of this Section 12.13 are independent of any liabilities or obligations of Purchaser under or in respect of this Agreement, and a separate action or actions may be brought and prosecuted against AMRI to enforce its obligations under this Section 12.13, irrespective of whether any action is brought against Purchaser or whether Purchaser is joined in any such action or actions.

SECTION 12.14. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Other Transaction Document or any transaction contemplated hereby or thereby. Each party hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.14.

SECTION 12.15. Bulk Sales Laws. Purchaser hereby waives compliance by the Company with provisions of any applicable bulk sales, fraudulent conveyance or other comparable Law for the protection of creditor in connection with the transfer of the Transferred Assets under this Agreement; provided that such waiver shall not limit or modify any representations or warranties of the Company in Article III.

SECTION 12.16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

APTUIT, LLC

by
/s/ John Fikre
Name: John Fikre
Title: EVP, General Counsel

APTUIT (WEST LAFAYETTE), LLC

by
/s/ John Fikre
Name: John Fikre
Title: EVP, General Counsel

AMRI AMERICIUM, LLC

by
/s/ Michael M. Nolan
Name: Michael M. Nolan
Title: Manager

ALBANY MOLECULAR RESEARCH, INC.

by
/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: SVP, General Counsel